Exhibit 10.5

™

FRANCHISE OFFERING CIRCULAR

MELT FRANCHISING LLC

45320 Corte Palmito

Temecula, CA 92592

(310) 562-6660

www.meltgelato.com

We grant you the right to operate a gelato bar under our Marks. Your gelato bar will offer for sale some or all of the following: Italian style gelato, sorbetto, smoothies, Italian coffees, Italian sodas and selected pastries and similar food items.

The Initial Franchise Fee for a single gelato bar is $25,000. You must purchase from us an initial inventory of cups (approximate cost of $500) and also may be required to reimburse us in an amount not to exceed $15,000 for certain expenses we may incur in assisting you in finding a site and reviewing your lease, all as further explained in Item 5.

The estimated initial investment for a single gelato bar ranges from $214,650 to $455,850. See Item 7 for further information regarding this estimated initial investment.

Risk Factors:

1.

THE FRANCHISE AGREEMENT PERMITS YOU TO SUE OR ARBITRATE WITH US ONLY IN CALIFORNIA. OUT OF STATE LITIGATION OR ARBITRATION MAY FORCE YOU TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. IT MAY ALSO COST MORE TO SUE OR ARBITRATE WITH US IN CALIFORNIA THAN IN YOUR HOME STATE.

2.

EVEN THOUGH THE FRANCHISE AGREEMENT PROVIDES THAT “HOME STATE” LAW APPLIES, LOCAL LAW MAY SUPERSEDE IT IN YOUR STATE. PLEASE REFER TO ANY STATE-SPECIFIC ADDENDUM THAT MAY BE ATTACHED TO THE OFFERING CIRCULAR FOR DETAILS.

3.	WE HAVE A VERY LIMITED OPERATING HISTORY AS NOTED IN ITEM 21 AND IN OUR FINANCIAL STATEMENTS INCLUDED AS EXHIBIT B.
4.

WE HAVE THE UNILATERAL AND UNCONDITIONAL RIGHT TO DECLARE THE FRANCHISE AGREEMENT NULL AND VOID WITHOUT THE RETURN OF ANY INITIAL FRANCHISE FEE IF AN AUTHORIZED LOCATION IS NOT DESIGNATED WITHIN 60 DAYS FROM THE DATE OF THE FRANCHISE AGREEMENT.

5.	AS NOTED IN ITEM 12, YOU DO NOT RECEIVE ANY PROTECTED TERRITORY AND WE AND OTHERS MAY OPERATE COMPETITIVE BUSINESSES NEAR YOUR AUTHORIZED LOCATION.
6.	THE FRANCHISE AGREEMENT REQUIRES YOU TO WAIVE IN ADVANCE A JURY TRIAL, A CLASS ACTION, ANY STAY IN THE EFFECTIVENESS OF A PENDING

TERMINATION, PUNITIVE AND EXEMPLARY DAMAGES, AND ANY AWARD WHICH EXTENDS, MODIFIES OR SUSPENDS THE TERM OF THE FRANCHISE AGREEMENT.

7.	THERE MAY BE OTHER RISKS CONCERNING THIS FRANCHISE.

Information comparing franchisors is available. Call the state administrators listed in Exhibit A or your public library for sources of information.

Registration of this franchise by a state does not constitute approval, recommendation or endorsement by the state or that the state has verified the information in this Offering Circular. If you learn that anything in this Offering Circular is untrue, contact the Federal Trade Commission and the state authority listed in Exhibit A.

Effective Date: See Exhibit A

INFORMATION FOR PROSPECTIVE FRANCHISEES

REQUIRED BY THE FEDERAL TRADE COMMISSION

MELT FRANCHISING LLC

45320 Corte Palmito

Temecula, CA 92592

(310) 562-6660

www.meltgelato.com

Effective Date: See Exhibit A

TO PROTECT YOU, WE’VE REQUIRED YOUR FRANCHISOR TO GIVE YOU THIS INFORMATION. WE HAVEN’T CHECKED IT, AND DON’T KNOW IF IT’S CORRECT. IT SHOULD HELP YOU MAKE UP YOUR MIND. STUDY IT CAREFULLY. WHILE IT INCLUDES SOME INFORMATION ABOUT YOUR CONTRACT, DON’T RELY ON IT ALONE TO UNDERSTAND YOUR CONTRACT. READ ALL OF YOUR CONTRACT CAREFULLY. BUYING A FRANCHISE IS A COMPLICATED INVESTMENT. TAKE YOUR TIME TO DECIDE. IF POSSIBLE, SHOW YOUR CONTRACT AND THIS INFORMATION TO AN ADVISOR, LIKE A LAWYER OR AN ACCOUNTANT. IF YOU FIND ANYTHING YOU THINK MAY BE WRONG OR ANYTHING IMPORTANT THAT’S BEEN LEFT OUT, YOU SHOULD LET US KNOW ABOUT IT. IT MAY BE AGAINST THE LAW.

THERE MAY ALSO BE LAWS ON FRANCHISING IN YOUR STATE. ASK YOUR STATE AGENCIES ABOUT THEM.

FEDERAL TRADE COMMISSION

Washington, D.C. 20580

TABLE OF CONTENTS

ITEM	PAGE

1	THE FRANCHISOR, ITS PREDECESSORS AND AFFILIATES	1
2	BUSINESS EXPERIENCE	2
3	LITIGATION	2
4	BANKRUPTCY	2
5	INITIAL FRANCHISE FEE	2
6	OTHER FEES	3
7	INITIAL INVESTMENT	5
8	RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES	7
9	FRANCHISEE'S OBLIGATIONS	8
10	FINANCING	9
11	FRANCHISOR'S OBLIGATIONS	9
12	TERRITORY	13
13	TRADEMARKS	13
14	PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION	15

15	OBLIGATION TO PARTICIPATE IN THE ACTUAL OPERATION OF THE FRANCHISE BUSINESS 15

16	RESTRICTIONS ON WHAT THE FRANCHISEE MAY SELL	16
17	RENEWAL, TERMINATION, TRANSFER AND DISPUTE RESOLUTION	16
18	PUBLIC FIGURES	19
19	EARNINGS CLAIMS	19
20	LIST OF FRANCHISED OUTLETS	19
21	FINANCIAL STATEMENTS	20
22	CONTRACTS	20
23	RECEIPT	20

EXHIBITS

A.	LIST OF STATE AGENCIES/AGENTS TO RECEIVE SERVICE OF PROCESS
B.	FINANCIAL STATEMENTS
C.	FRANCHISE AGREEMENT (INCLUDING APPENDICES)
D.	STATE ADDENDA
E.	RECEIPT

ITEM 1

THE FRANCHISOR, ITS PREDECESSORS AND AFFILIATES

To simplify the language in this Offering Circular, “we” or “us” means Melt Franchising LLC, the Franchisor. “You” means the person or entity that buys the franchise. If the franchisee is a corporation, partnership or other entity, “you” also may mean its owners.

The Franchisor

We are a Nevada limited liability company formed on February 25, 2005. Our principal place of business is at 45320 Corte Palmito, Temecula, California 91406; (310) 562-6660; www.meltgelato.com. We do business under the name Melt Franchising and Melt. We have no predecessors. We are a wholly owned subsidiary of Melt Inc., a Nevada corporation formed on July 18th, 2003 (our “Parent”). We have several affiliates: Melt (California) Inc. (“MCI”), Villa Melt LLC(“VML”), and Chill, Inc. (“Chill”). Although not an affiliate of ours, Villa Dolce, LLC, as further described in Item 8, owns a 50% interest in VML. Our Parent and affiliates share the same principal business address as us.

Our agents for service of process are disclosed in Exhibit A to this Offering Circular.

Our Business Experience

We began offering franchises in March 2005. We do not offer, and have not offered, franchises in any other line of business. As further noted in Item 20, three of our affiliates each own and operate a gelato bar similar to those being franchised. MCI operates the Riverside location (opened August 2004). VML operates the Montclair (opened October 2004) and Orange (opened January, 2005) locations, and Chill operates the Glendale location (opened November 2004). Our Parent and affiliates also are approved suppliers of certain products as further noted in Item 8. Neither our Parent nor any of our affiliates have offered and do not offer any franchises.

The Franchise

We grant you the right to operate a MELT gelato bar (“Gelato Bar”). Your Gelato Bar will offer for sale some or all of the following: Italian style gelato, sorbetto, smoothies, Italian coffees, Italian soda’s and selected pastries and similar food items. You must prepare the products in accordance with our specified recipes and serve in accordance with our specified standards. Each Gelato Bar operates under the name MELT GELATO ITALIANO(tm), MELT CAFÉ & GELATO(tm) or other marks as we designate (“Marks”).

You must operate your Gelato Bar under the MELT system (“System”). The System is characterized by our menu products and recipes, distinctive layout, service style, design, signs, decor, furnishings, procedures and techniques, all of which we may change from time to time. Your Gelato Bar typically will have approximately 200 to 1,000 square feet with seating capacity for 0 (at a kiosk location) to 25 people, depending on the size of the gelato bar.

The Market and Competition

Your Gelato Bar will offer food products to the general public and the sales are seasonal. Your competitors include other retail businesses offering similar snack food and impulse buy products, including other local, regional and national chains. The market for stores similar to your Gelato Bar is developing at a rapid pace.

Laws, Licenses and Permits

In addition to laws and regulations that apply to businesses generally, your Gelato Bar will be subject to various federal, state and local government regulations, including those relating to site location and building construction, such as the Americans with Disabilities Act; storage, preparation, storage and sale of food products; and health, sanitation and safety regulations relating to food service. It is your sole responsibility to obtain and keep in force all necessary licenses and permits required by public authorities.

ITEM 2

BUSINESS EXPERIENCE

President and CEO:	Clive Barwin

Clive Barwin has been our President and CEO since our inception in February 2005. He also serves in a similar capacity for our Parent. He has been the President and CEO of our Parent since July 2003. From November 1998 until July 2003, Mr. Barwin was an independent consultant based in Sydney, Australia, and worked on a variety of projects, including consulting with various computer hardware and software development and marketing companies, and he also was the general manager in a real estate venture for the construction of a large retail and residential development in Sydney, Australia.

Vice President:	Brandon Barwin

Brandon Barwin has been our Vice President since our inception in February 2005. Mr. Barwin joined our Parent in July 2004. From March 1998 until July 2004, Mr. Barwin was Director of Operations of DataWave Systems, based in Vancouver, BC.

ITEM 3

LITIGATION

No litigation is required to be disclosed in this Offering Circular (See State Offering Circular Addenda for state-specific disclosures).

ITEM 4

BANKRUPTCY

No person previously identified in Items 1 or 2 of this Offering Circular has been involved as a debtor in proceedings under the U.S. Bankruptcy Code required to be disclosed in this Item.

ITEM 5

INITIAL FRANCHISE FEE

You must pay to us an Initial Franchise Fee of $25,000 when you sign a Franchise Agreement. The Initial Franchise Fee is a lump sum payment, fully earned upon receipt, and is not refundable.

You must pay us approximately $500 for an initial supply of branded cups for smoothies and gelatos, as further noted in Item 8. You also may be required to reimburse us in an amount not to exceed $15,000 for certain expenses we may incur in assisting you in finding a site and reviewing your lease. The amounts may include real estate broker fees and attorney fees related to the lease. These amounts and the amount for the cups are lump sum payments due prior to the opening of your Gelato Bar and are not refundable.

ITEM 6

OTHER FEES

Name of Fee(1)	Amount	Due Date	Remarks
Royalty Fee	6% of Gross Sales(2)	Paid weekly by electronic funds transfer on Wednesday for the preceding Reporting Period(3)
Marketing Fee(4)	1% of Gross Sales(2)	Paid weekly by electronic funds transfer on Wednesday for the preceding Reporting Period(3)	We may increase the Marketing Fee up to 2% on 60 days’ notice.
Local Marketing(5)	1% of Gross Sales (2)	As incurred	If you do not spend this amount, we have the right to collect it. See Item 11.
Audits	Cost of audit plus interest at the maximum rate allowable by law	Immediately upon receipt of bill

You pay for the cost of an audit only if it shows an understatement of your Gross Sales, Royalty Fees or Marketing Fees or an understatement of 2% or more from data reported to us in respect to any other item that is material to the computation of fees or analysis of the operation.

Transfer Fee	60% of the then-current Initial Franchise Fee	Upon application for consent to transfer	Payable when you transfer your franchise.
Remodeling(6)	Not more than $10,000 during the initial term of the Franchise Agreement	As remodeling occurs	Remodeling does not include general maintenance and refreshing or remodeling required upon transfer or renewal.

Insurance(7)	$1,600 to $2,400 for annual premiums	When premiums are due	See Items 7 and 8 for more information on insurance.
Lease Renewal Fee	$5,000	At lease renewal	Fee paid to us for assisting you in any lease renewal.
Late Fee	$100 for each delinquent report or payment or instance of NSF	Automatically upon next electronic transfer of funds
Management Fee	10% of Gross Sales	As incurred	If you are in default, we have the option to assume management of your Gelato Bar.
Software Fees	Currently $65.00 per month for the management system and $35.00 per month for the cash register system.	Monthly	You may pay these software fees to us or directly to the supplier. See Item 11 for more information on the software. We may increase these fees as the technology costs increase.

Notes:

(1)	You pay all fees to us unless otherwise noted. All fees are nonrefundable.
(2)

Gross Sales includes the total revenues and receipts from the sale of all products, services and merchandise sold in your Gelato Bar, including off site catering or delivery services and any vending or similar activities in your Gelato Bar or on its premises. Gross Sales does not include sales tax.

(3)

Reporting Period means the period from Monday to Sunday, unless we designate otherwise. If there are insufficient funds from which to pay any fee when due, the amount due will bear interest at the highest applicable legal rate.

(4)	We may increase the Marketing Fee up to a maximum of 2% of Gross Sales on 60 days’ notice. See Item 11 for more information on marketing.
(5)

Upon our request, you must provide to us on a quarterly basis an itemization and accounting of the monies that you have spent for the preceding quarter on approved local marketing, as further described in Item 11.

(6)	You pay remodeling costs directly to third-party vendors or contractors.
(7)	This estimate includes comprehensive general liability insurance and other forms of required insurance. You pay insurance premiums directly to third-party insurers.

ITEM 7

INITIAL INVESTMENT

Name of Expenditure	Actual or Estimated Amounts	Method of Payment	When Due	To Whom Payment Is to Be Made
Initial Franchise Fee(1)	$25,000	Lump Sum	Upon Signing the Franchise Agreement	Us
Leasehold Improvements(2)	$85,000 - $200,000	As Arranged	When Incurred	Third Parties
Signage	$3,500 - $7,500	As Arranged	When Incurred	Third Parties
Furniture and Fixtures(3)	$2,500 - $10,000	As Arranged	When Incurred	Third Parties
Equipment (3)	$75,000 - $100,000	As Arranged	When Incurred	Third Parties
Deposits (4)	$750 - $33,250	As Arranged	When Incurred	Landlord and other Third Parties
Office Equipment/Supplies	$500 - $1,000	As Arranged	When Incurred	Third Parties
Business License and Permits	$1,000 - $5,000	As Arranged	When Incurred	Third Parties
Professional Fees	$5,000 - $18,000	As Arranged	When Incurred	Third Parties
Initial Inventory(5)	$4,500 - $6,500	As Arranged	When Incurred	Us and Third Parties
Insurance(6)	$00 - $600	As Arranged	When Incurred	Third Parties
Initial Marketing Expense(7)	$0 - $3,000	As Arranged	When Incurred	Third Parties
Site Finders Fee (8)	$0 - $15,000	As Arranged	When Incurred	Us and Third Parties
Training Expenses(9)	$1,500 - $3,000	As Arranged	When Incurred	Third Parties
Additional Funds(10)	$10,000 - $25,000	As Arranged	When Incurred	Us and Third Parties
TOTAL(11)	$214,650 - $455,850

Notes:

*

All amounts that you pay to us or our affiliates are nonrefundable. Third-party suppliers will decide if payments to them are refundable. Also, in the event you purchase an existing gelato bar that one of our affiliates operates, the purchase price will include many of the items identified in the table, plus additional amounts that you and we will negotiate for the value of the existing business.

(1)	Initial Franchise Fee. See Item 5 for a description of the Initial Franchise Fee.
(2)

Improvements. The costs of construction and leasehold improvements depend upon the size and condition of the premises, the nature and extent of leasehold improvements required, the local cost of contract work and the location of your Gelato Bar. The estimate includes your architectural and engineering fees. The low end of this estimate assumes that the gelato bar is a small store and that the utilities (electrical, water and sewage) are already in place.

(3)

Furniture, Fixtures and Equipment. The Manual (see Item 11) lists the furniture, fixtures and equipment necessary for the operation of a Gelato Bar and includes refrigerators, tables, chairs and other equipment, furniture and fixtures. See Item 8. The initial investment required will depend on third party financing terms available to you and other factors.

(4)

Lease & Utility Security Deposits. You typically will rent the premises for your Gelato Bar. Landlords may require a security deposit, and utility companies may require that you place a deposit prior to installing telephone, gas, electricity and related utility services. A typical utility security deposit is one month’s expense. A typical lease deposit will be an amount equal to one to three month’s rent. These deposits may be refundable in accordance with the agreements made with the utility companies and landlord.

(5)

Initial Inventory. Your initial inventory must be purchased from designated or approved suppliers or in accordance with our specifications, as further described in Item 8 of this Offering Circular. Initial inventory consists of the gelato and other various food products, beverages, paper products, retail items, cleaning supplies, and other supplies used in the operation of the Gelato Bar as well as other merchandise or products sold in your Gelato Bar.

(6)

Insurance. You must procure and maintain throughout the term of the Franchise Agreement insurance in such amounts as set forth in the Franchise Agreement. The estimate is for approximately 3 months. The cost of insurance will vary based on policy limits, type of policies procured, any lease requirements, nature and value of physical assets, number of employees, square footage, contents of the business, geographical location and other factors bearing on risk exposure.

(7)

Initial Marketing Expense. You must conduct your “grand opening” marketing and promotion according to our written specifications. These amounts generally will be spent prior to and through the first 45 days of operation of your Gelato Bar.

(8)

Site Finders Fee. You may incur costs in acquiring the location for your Gelato Bar. These costs may be paid to us to reimburse us for the costs we incur in assisting you (as noted in Item 5), or you may pay these costs directly to third parties. Examples include broker fees and legal costs incurred in negotiating your lease.

(9)

Training. You must make arrangements and pay the expenses for you and the store manager to attend our training program in southern California, including transportation, lodging, meals and wages. See Item 11 for more information on training. The amount expended will depend, in part, on the distance you must travel and the type of accommodations you choose. The estimate provided contemplates initial training of 2 people for 2 weeks.

(10)

Additional Funds. This amount of working capital is projected as sufficient to cover initial operating expenses, including management salaries, for a period of 3 months. This amount should be immediately accessible. However, the estimate does not include hourly labor costs and rent, beyond the one-month rent estimate noted above. These figures are estimates, and we cannot guarantee you will not have additional expenses starting the business. Your costs will depend on factors such as: how closely you follow our recommended methods and procedures; your management skill, experience and business acumen; local economic conditions; the local market for our product; the prevailing wage rate; competition; and the sales level reached during the initial period.

(11)

Total. We have used our affiliates 2 years of experience in the business to compile these estimates. You should review these figures carefully with a business advisor before making any decision to purchase the franchise.

You are cautioned to allow for inflation, discretionary expenditures, fluctuating interest rates and other costs of financing, and local market conditions, which can be highly variable and can result in substantial, rapid and unpredictable increases in costs. You must bear any deviation or escalation in costs from the estimates in this Item 7 or estimates that we give during any phase of the development process.

ITEM 8

RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES

To ensure a uniform image and uniform quality of products and services throughout the System, you must maintain and comply with our quality standards. Although you are not required to purchase or lease real estate from us, our Parent or our affiliates, we must consent to the location of your Gelato Bar (see Item 11). If you lease the premises, the lease must contain the Addendum to Lease, a copy of which is included as Appendix C to the Franchise Agreement. You must construct and equip your Gelato Bar in accordance with our then-current approved design, specifications and standards and must retain the services of one of our approved architects. In addition to meeting our design specifications and standards, it is your responsibility to ensure that your building plans comply with the Americans With Disabilities Act and all other federal, state and local laws. You also must use equipment (including hardware and software for a store point-of-sale system), signage, fixtures, furnishings, products, ingredients, supplies and marketing materials that meet our specifications and standards, as well as any applicable health, sanitation and safety regulations relating to food service.

Approved Supplies and Suppliers

We will provide you with a list of approved manufacturers, suppliers and distributors (“Approved Suppliers List”) and approved inventory ingredients and products, fixtures, furniture, equipment, signs, supplies and other items or services necessary to operate the Gelato Bar (“Approved Supplies List”). From time to time we, our Parent or an affiliate or a third-party vendor or supplier may be the only approved supplier for certain products. For instance, FB Dineri is the only approved supplier for the gelato display cabinets and Villa Dolce LLC is one of two approved suppliers for the gelato and sorbetto. As noted in Item 1, Villa Dolce LLC currently has a 50% ownership interest in one of our affiliates. The lists also may include other specific products without reference to a particular manufacturer, or they may set forth the specifications and/or standards for other approved products. We may revise the Approved Suppliers List and Approved Supplies List. We will give you the approved lists as we deem advisable.

Except for the gelato and sorbetto, which under no circumstances may be replaced with other product unless we designate an alternative supplier, you must notify us in writing if you want to offer for sale at the Gelato Bar any brand of product, or to use in the operation of the Gelato Bar any brand of food ingredient or other material, item or supply that is not then approved by us, or to purchase any product from a supplier that is not then designated by us as an approved supplier. If requested by us, you must submit samples and other information as we require for testing or to otherwise determine whether the product, material or supply, or the proposed supplier meets our specifications and quality standards. We generally will notify you of supplier approval or disapproval within 30 days of our receipt of all the information and samples we request. You must pay the reasonable cost of the inspection and evaluation and the actual cost of the test. The supplier also may be required to sign a supplier agreement. We may re-inspect the stores and products of any supplier of an approved supply or item and revoke our approval of any supplier or item that fails to continue to meet any of our criteria. We will send written notice of any revocation of an approved supplier or item.

We apply the following general criteria in approving a proposed supplier: 1) ability to make product in conformity with our specifications; 2) willingness to protect the secrets behind the uniqueness of a product without dissemination to others; 3) production and delivery capability; 4) reputation and integrity of the supplier; and 5) financial condition and insurance coverage of the supplier.

We, our Parent and our affiliates reserve the right to receive rebates or other consideration from suppliers in connection with your purchase of goods, products and services as described in this Item 8. Most of these payments are calculated on an amount based on products sold to you. We will retain and use such payments as we deem appropriate or as required by the vendor. Because we just began offering franchises in March 2005, we and our Parent and affiliates have not derived revenues in connection with the purchase of goods, products and services by franchisees.

We negotiate prices for numerous products for the benefit of the System but not on behalf of individual franchisees. There is no purchasing or distribution cooperative. We do not provide material benefits to you because of your use of approved suppliers.

You must carry insurance policies protecting you, us and our Parent. The insurance policies must include, at a minimum: (i) special/causes of loss coverage forms (sometimes called “All Risk coverage”) on the Gelato Bar and all fixtures, equipment, supplies and other property used in the operation of the Gelato Bar; (ii) business interruption insurance covering a minimum of 12 months’ loss of income, including coverage for our Royalty Fees with us named as a loss payee with respect to those fees; (iii) comprehensive general liability insurance, with minimum limits of $1,000,000 per occurrence and $2,000,000 aggregate; (iv) automobile liability insurance, including owned, hired and non-owned vehicle coverage with a minimum combined single limit of $1,000,000 per claim; (v) workers’ compensation and employer’s liability insurance covering all of your employees; (vi) umbrella liability insurance which also includes employers liability and automobile liability, with minimum limits of $1,000,000 per occurrence; and (vii) any other such insurance coverages or amounts as required by law or other agreement related to the Gelato Bar.

You can expect items purchased or leased in accordance with our specifications will represent approximately 95% to 100% of total purchases you will make to begin operations of the business and approximately 41% to 82% of the ongoing costs to operate the business.

ITEM 9

FRANCHISEE’S OBLIGATIONS

THIS TABLE LISTS YOUR PRINCIPAL OBLIGATIONS UNDER THE FRANCHISE AND OTHER AGREEMENTS. IT WILL HELP YOU FIND MORE DETAILED INFORMATION ABOUT YOUR OBLIGATIONS IN THESE AGREEMENTS AND IN OTHER ITEMS OF THIS OFFERING CIRCULAR.

	Obligation	Section in Agreement*	Item in Offering Circular
a.	Site selection and acquisition/lease	Sections 2A and 5A	Items 7 and 11
b.	Pre-opening purchases/leases	Sections 5A, 5F and 6B-E	Items 5, 6, 7 and 8
c.	Site development and other pre-opening requirements	Sections 5A and 5B	Items 7, 8 and 11
d.	Initial and ongoing training	Sections 7B and 7C	Items 5, 6 and 11
e.	Opening	Sections 2C and 5A	Items 5 and 11
f.	Fees	Sections 9A-D and 13D	Items 5, 6 and 7
g.	Compliance with standards and policies/Operations Manual	Sections 6A-P	Items 6, 7, 8, 11, 14 and 16
h.	Trademarks and proprietary information	Sections 3A-E and 6J	Items 13 and 14
i.	Restrictions on products/services offered	Sections 2D, 2E and 6A-C	Items 6, 7, 8, 11, and 16
j.	Warranty and customer services requirements	Section 6I	Items 6 and 11

k.	Territorial development and sales quotas	Sections 2B and 2D	Item 12
l.	Ongoing product/service purchases	Sections 6A-C	Items 6, 7 and 8
m.	Maintenance, appearance and remodeling requirements	Sections 5B-F	Items 8 and 11
n.	Insurance	Section 10C	Items 6, 7 and 8
o.	Advertising	Sections 8A-F and 9C	Items 6, 7 and 11
p.	Indemnification	Section 10B	None
q.	Owner’s participation/ management/staffing	Sections 7A-E	Items 11 and 15
r.	Records/reports	Sections 9E, 9H and 9I	None
s.	Inspections/audits	Sections 5C, 6G and 9I	Items 6 and 11
t.	Transfer	Sections 11A-G	Items 6 and 17
u.	Renewal	Sections 4A-B	Items 6 and 17
v.	Post-termination obligations	Sections 10D and 14A-C	Item 17
w.	Non-competition covenants	Section 10D	Item 17
x.	Dispute resolution	Sections 12A-C	Item 17

*Unless otherwise noted, Section references are to the Franchise Agreement.

ITEM 10

FINANCING

We do not offer, either directly or indirectly, any financing to you. We are unable to estimate whether you will be able to obtain financing for any or all of your investment and, if so, the terms of such financing. We do not guarantee your notes, leases or other obligations.

ITEM 11

FRANCHISOR’S OBLIGATIONS

Except as listed below, we need not provide any assistance to you:

Pre-Opening Assistance: Before you open your Gelato Bar, we will:

1.	Provide you with site selection criteria and general design requirements for your Gelato Bar (Franchise Agreement, Sections 5A and B).
2.	Provide you with the Approved Suppliers and Approved Supplies Lists (Franchise Agreement, Section 6C).
3.

Provide you with either a written copy or an electronic copy of the Manual that details the specifications and procedures incidental to the operation of the Gelato Bar (Franchise Agreement, Section 6I).

4.	Provide the training programs described below (Franchise Agreement, Section 7B ).
5.	Provide you with lease negotiation assistance. (Franchise Agreement, Section 5A).

Ongoing Assistance. During the operation of your Gelato Bar, we will:

1.	Provide on-site assistance during your first week open for business for a number of days as mutually agreed upon by you and us (Franchise Agreement, Section 7B).
2.	Provide updates to the Approved Suppliers and Approved Supplies Lists (Franchise Agreement, Section 6C).
3.

Make periodic visits to your Gelato Bar as we reasonably determine to be necessary to provide consultation and guidance. You or your General Manager must be present during these visits (Franchise Agreement, Section 6G).

4.	Maintain the Marketing Fund (Franchise Agreement, Section 8A).

Marketing

You must pay to us a Marketing Fee of 1% of your total Gross Sales. The 1% Marketing Fee will be part of a Marketing Fund. We reserve the right to increase the Marketing Fee to 2% on 60 days’ written notice, as further described below. We will administer the Fund. The Fund is not a trust or escrow account, and we do not have any fiduciary obligations with respect to the Fund. We may use the Fund for (1) broadcast or print marketing; (2) the creation, development and production of marketing and promotional materials, including ad slicks, radio, videotapes, direct mail pieces, and other print marketing; (3) any marketing or related research and development; and (4) advertising and marketing expenses, including development services provided by advertising agencies, public relations firms or other marketing, research or consulting firms or agencies, customer incentive programs, sponsorships, marketing meetings and sales incentives, development of our website and intranet or extranet system, Internet access provider costs, subscriptions to industry newsletters or magazines, and administrative costs and salaries for our marketing support personnel.

We determine the use of the monies in the Fund. We are not required to spend any particular amount on marketing, advertising or promotion in the area in which your Gelato Bar is located. Since we just began franchising in March 2005, we have not collected any Marketing Fees prior to that time.

We will oversee the marketing program and use the Fund to conduct national, regional or local marketing. We will contribute to the Fund amounts equal to your required percentage for each similarly situated affiliate-owned gelato bar. Outside suppliers also may contribute to the Fund. We will prepare an annual unaudited accounting of the Fund and will make it available for your review upon your request. We may use an outside national, regional or local agency for marketing production. We may be paid for reasonable administrative costs and overhead incurred in administering the Fund. Excess Fund contributions not spent in any fiscal year will be carried over for future use.

We do not use any of the marketing funds for the solicitation of franchise sales. We currently do not have any advisory council or advertising/marketing cooperatives, although we reserve the right to form these entities in the future.

In addition to the 1% Marketing Fee you pay to us, you must spend at least 1% of your Gross Sales on local marketing and promotion. You may use your own marketing material only if we have approved it before its use. You must obtain our approval of all promotional and marketing materials before use. On a quarterly basis you must provide us with itemization and proof of marketing and an accounting of the monies that you have spent for approved local marketing. If you fail to make the required expenditure, we have the right to collect and contribute the deficiency to the Marketing Fund.

Information System

You must record all sales on information systems that we have approved. The information system includes the electronic cash registers and all hardware, software and data used to record and analyze sales, labor, inventory, product usage, and tax information. We reserve the right to designate changes or enhancements to the information system used in your Gelato Bar, including the electronic cash registers, computer hardware, software and other equipment.

As of the date of this Offering Circular, Macrometix Pty Ltd is our designated software supplier for our management information software. Macromatix is located at 5 Sandridge Street, Bondi NSW 2026, Australia. You also must obtain a computer to operate your Gelato Bar. Our recommended system includes a minimum of 512 megabytes (Mb) RAM, a 20 gigabyte (Gb) hard disk drive, CD-ROM, 10/100 Network card, 56K controller based Internet fax/modem and a touch monitor.

At such time as we designate any change or enhancement to the information system, you may be required to make certain payments to us or our designated suppliers. You will have 6 months to install and commence using the changed or enhanced information system. You must acquire the right to use hardware, software, peripheral equipment and accessories, and arrange for installation, maintenance and support services of the initial, changed or enhanced information system all at your cost.

Point of Sale Cash Register System

You must obtain the computer-based point-of-sale cash register system that we designate. The register system you currently must use is a standard PC based hardware system with standard touch screen and Epson receipt printers, which you may purchase from any retailer that sells computers. The point of sale software supplier is Cratos Hospitality, whose address is 2305 Wyecroft Road, Oakville, Ontario, Canada L6L 6R2. Our affiliates have used the system in the affiliate-owned gelato bars since opening. We have not approved any compatible equivalent component or program.

We may access the information system and retrieve, analyze, download and use all software, data and files stored or used on the information system. We may access the information system in your Gelato Bar from other locations or through any intranet/extranet system. You must store all data and information that we designate and report data and information in the manner we specify, including through any intranet/extranet system we currently have or develop or other online communications. You also must maintain a phone line and modem dedicated for the sole use of allowing our information system to interface and communicate with your information system and you will need to purchase software designated by us for this to occur. You also must have your Gelato Bar connected to the internet using a connection method we approve, currently DSL or Cable modem. You must have an internet email account. You understand that the data storage, phone line, modem, communication software, internet access, internet email account and all additional hardware and software needed to implement and maintain these services is at your cost.

Site Selection

You must control the site selection process, however, we will be actively involved and must approve the location of your Gelato Bar. We may find potential development sites through third party brokers and request that you consider an available site. We negotiate the basic terms of the lease with each developer, however, we have no responsibility for the lease, and you will sign the lease and be responsible for all lease terms. You may not locate a site or negotiate lease terms without our written permission. If your lease expires, we will renegotiate your lease. You must pay us a fee to renegotiate your lease as noted in Item 6.

We make no guarantees or endorsements concerning the success of a Gelato Bar at any location that we suggest to you or approve. Our approval only suggests that the location meets basic requirements for a gelato bar location.

Typical Length of Time Before You Open Your Gelato Bar

The typical length of time between the signing of the Franchise Agreement and the opening of your Gelato Bar is approximately 6 months from the execution of the Franchise Agreement. Factors that may impact this length of time may include whether you have a site selected upon execution of the Franchise Agreement, your ability to obtain a site, hire a licensed architect, arrange leasing, financing and permits, make leasehold improvements, install fixtures, equipment, and signs, decorate the Gelato Bar, meet local requirements and obtain inventory.

If an authorized location is not designated within 60 days from the date you sign the Franchise Agreement, we have the right to declare the Franchise Agreement null and void without the return of any Initial Franchise Fee or other amounts paid to us. You must begin operation within 6 months after signing the Franchise Agreement or designating the site, whichever is later. If you fail to begin operations within the stated time, we may terminate the Franchise Agreement. (Franchise Agreement, Section 13B.)

Manual

We will permit you to view the confidential MELT operations manual (the “Manual”) prior to your purchase of the franchise, subject to your agreement to keep all information in the Manual confidential.

Training

Not more than 30 days before the opening of your Gelato Bar, we will provide the following initial training and familiarization course to train up to 2 people from your management team (including you and your store manager, if designated) which the attendees must complete to our satisfaction:

Subject	Time Begun	Instructional Materials	Hours of Classroom Training	Hours of On-the-job Training	Instructor
Opening and Operating	Prior to Opening	Manual	2	8	See Note (1)
Food Preparation	Prior to Opening	Manual	2	8	See Note (1)
Management of employees	Prior to Opening	Manual	2	-	See Note (1)
Accounting Procedures	Prior to Opening	Manual	4	-	See Note (1)
Inventory Control	Prior to Opening	Manual	8	8	See Note (1)
Marketing, Advertising and Public Relations	Prior to Opening	Manual	2	8	See Note (1)
Quality Assurance	Prior to Opening	Manual	4	8	See Note (1)
TOTAL			24	32

(1)

Brandon Barwin oversees our training. Mr. Barwin’s background is described in Item 2. Other employees who have experience in some facet of the operation of a MELT gelato bar will assist Mr. Barwin in training.

We may require that up to 2 people in your organization complete, to our satisfaction, this training program. The training lasts approximately 2 weeks. We do not charge for this training, but you must pay the travel and living expenses and wages for you and your employees. Training will occur at our headquarters in Temecula, California, or at another location as we designate. All replacement store managers must meet our applicable training requirements prior to beginning work (managing employees) at the Gelato Bar. If we train a replacement store, you must pay our then-current daily fees, which will not exceed $500, for additional training. In addition, we may develop and require you to purchase an in-store training program in order for you to comply with the training requirements.

We will provide you with assistance during your first week open for business for a time period as mutually agreed upon by you and us. We will not charge for this assistance, but you must pay our travel and living expenses during this time.

We may require you to attend refresher training programs for up to 2 days per year. We will not charge for these programs, but you must pay the travel and living expenses and supply costs for you and your employees. We may require you (and your general manager if someone other than you) to attend, for up to 3 days, any annual national conference or meeting that we organize for our franchisees.

ITEM 12

TERRITORY

You receive the right to operate your Gelato Bar at a specific location described in the Franchise Agreement.

The right to operate your Gelato Bar is not exclusive. You are not granted a territory, and we, our Parent, our affiliates and any franchisee we authorize may operate a Gelato Bar at any location, including within the same mall or facility of your Gelato Bar. You may not exclude, control or impose conditions on our development of future franchised, company or affiliate-owned gelato bars at any time or at any location.

We, our Parent and our affiliates have the right to operate and franchise others to operate stores or any other business under any trademark, including any of the Marks, without compensation to any franchisee. Further, we, our Parent and our affiliates have the right to offer, manufacture, sell or distribute, products or services associated with the System or identified by the Marks or any other trademarks. The distribution channels or methods include, without limitation, grocery stores, specialty retail shops, restaurants, department and discount retailers, club stores, convenience stores, wholesale or the Internet.

You may not sell products or services identified by the Marks at any other location or through any other distribution channel, including the internet, or sell any product or services identified by the Marks to any person or entity for resale or further distribution.

ITEM 13

TRADEMARKS

The Franchise Agreement licenses you to use the service mark MELT-GELATO ITALIANO(tm), as well as other trademarks, service marks, trade names and commercial symbols owned by our affiliate

(collectively, the “Marks”). Our affiliate also claims common law trademark rights for all of the Marks, including MELT(tm) and MELT CAFÉ & GELATO(tm). Our affiliate has filed or intend to file all required affidavits and renewals for the Marks listed below.

PRINCIPAL TRADEMARKS*	Principal/ Supplemental Register	FILING DATE	SERIAL NUMBER
MELT-GELATO ITALIANO and Design	Principal	September 22, 2003	76,549,686

*Our Parent has applied for, but has not yet been granted, federal registration of these trademarks. Without federal registration, we and our Parent do not have certain presumptive legal rights granted by a registration.

Our Parent has licensed us the perpetual right to use the Marks and to sublicense the use of the Marks for the operation of stores under a license agreement effective June 30, 2004. The license agreement contains no limitations. Our Parent may terminate the license agreement if either we or any franchisee misuses the Marks in a way as to materially impair the goodwill associated with the Marks or if we are dissolved, become insolvent or (except for our right to sublicense the Marks to franchisees) assign the rights under the license agreement without our Parent’s consent. The license agreement contains no other limitations.

Appendix A to your Franchise Agreement identifies the Marks that you are licensed to use. We have the right to change Appendix A from time to time. Your use of the Marks and any goodwill is to our and our Parent’s exclusive benefit and you retain no rights in the Marks. You also retain no rights in the Marks upon expiration or termination of your Franchise Agreement. You are not permitted to make any changes or substitutions of any kind in or to the use of the Marks unless we direct in writing. We may change the System presently identified by the Marks, including the adoption of new Marks, new Menu Items, new products, new equipment or new techniques and you must adopt the changes in the System. You must comply within a reasonable time if we notify you to discontinue or modify your use of any Mark. We will have no liability or obligation as to your modification or discontinuance of any Mark.

There are currently no effective material determinations by the United States Patent and Trademark Office, the Trademark Trial and Appeal Board, the trademark administrator of any state, or any court, or any pending infringement, opposition or cancellation proceeding, or any pending material litigation, involving the Marks. There are currently no agreements in effect that significantly limit our rights to use or license the use of any Marks in any manner material to the franchise. There are no infringing uses actually known to us that could materially affect your use of the Marks.

We are not obligated to protect you against infringement or unfair competition claims arising out of your use of the Marks, or to participate in your defense or indemnify you. We reserve the right to control any litigation related to the Marks and we have the sole right to decide to pursue or settle any infringement actions related to the Marks. You must notify us promptly of any infringement or unauthorized use of the Marks of which you become aware. If we determine that a trademark infringement action requires changes or substitutions to the Marks, you must make the changes or substitutions at your own expense.

ITEM 14

PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

There are no patents or copyrights currently registered that are material to the franchise, although we do claim copyright ownership and protection for our MELT-GELATO ITALIANO Franchise Agreement, product labels, “lifestyles” photographs, web site, the Manual and for various sales promotional and other materials published from time to time.

There are no currently effective determinations of the Copyright Office (Library of Congress), United States Patent and Trademark Office, Board of Patent Appeals and Interferences, or any court, or any pending infringement, opposition or cancellation proceeding or any pending material litigation involving any patents or copyrights. There are currently no agreements in effect that significantly limit our rights to use or license the use of any patents or copyrights in any manner material to the franchise. There are no infringing uses actually known to us that could materially affect your use of the patents or copyrights.

We are not obligated to protect you against infringement or unfair competition claims arising out of your use of any patents or copyrights, or to participate in your defense or indemnify you. We reserve the right to control any litigation related to any patents and copyrights and we have the sole right to decide to pursue or settle any infringement actions related to any patents or copyrights. You must notify us promptly of any infringement or unauthorized use of any patents or copyrights of which you become aware.

You must keep confidential during and after the term of the Franchise Agreement all proprietary information, including the Manual. Upon termination of your Franchise Agreement, you must return to us all copies of all proprietary information, including but not limited to the Manual and all other copyright material. You must notify us immediately if you learn about an unauthorized use of proprietary information. We are not obligated to take any action and we have the sole right to decide the appropriate response to any unauthorized use of proprietary information. You must comply with all changes to the Manual at your cost.

ITEM 15

OBLIGATION TO PARTICIPATE IN THE ACTUAL

OPERATION OF THE FRANCHISE BUSINESS

During the term of the Franchise Agreement, you (if franchisee is an individual), your Principal Owner or your store manager must devote full time and best efforts to the management of the Gelato Bar. Your “store manager” is the individual who is responsible for overseeing the general management of the Gelato Bar.

You or your store manager must provide direct on-premises supervision to the Gelato Bar. The store manager must complete our training course. They need not have any equity interest in the franchisee. If either fails to satisfactorily complete the training program, you may designate a different individual. The use of a store manager in no way relieves you of your obligations to comply with the Franchise Agreement and to insure that the Gelato Bar is properly operated. You must be at the Gelato Bar for any scheduled inspection or evaluation we conduct.

All shareholders, officers, directors, partners, members and all managers and other employees having access to our proprietary information must execute non-disclosure agreements in a form we accept. We may require your managers, supervisory personnel and other employees receiving training from us to execute covenants not to compete in a form that we approve.

ITEM 16

RESTRICTIONS ON WHAT THE FRANCHISEE MAY SELL

Item 8 of this Offering Circular describes our requirements for approved supplies and suppliers. You must offer for sale at the Gelato Bar all of the Menu Items and food and beverage products that we periodically require, as set forth in Appendix A to your Franchise Agreement. You may not offer at the Gelato Bar any unapproved products or menu items or use the premises for any purpose other than the operation of a Gelato Bar. We have the unlimited right to change the types of authorized products and services you may offer.

You must not install or maintain on the premises of the Gelato Bar any newspaper racks, video games, jukeboxes, gum machines, games, rides, vending machines, automated teller machines or other similar devices without our prior written approval.

You may not offer any delivery service or engage in catering services without our prior written approval. You also may not offer for sale any Menu Items or proprietary products through the Internet or other online programming or marketing. See Item 12. You are not otherwise limited in the customers to whom you may sell products or services.

ITEM 17

RENEWAL, TERMINATION, TRANSFER AND DISPUTE RESOLUTION

This table lists certain important provisions of the franchise and related agreements. You should read these provisions in the agreements attached to this Offering Circular.

	Provision	Section in Agreement	Summary
a.	Length of the term of the franchise	Section 4A	Term is 7 years
b.	Renewal or extension of the term	Section 4B	Renewal for two additional terms (first renewal term is 7 years; second renewal term is 7 years)
c.	Requirements for you to renew or extend	Section 4B

You must give us written notice of your decision to renew at least 6 months but not more than 12 months before the end of the expiring term; you sign our then current form of franchise agreement; you have complied with the modernization requirements for your Gelato Bar; you are not in default and have satisfied your obligations on a timely basis; if leasing, you have written proof of your ability to remain in possession of the Gelato Bar premises throughout the renewal term; you comply with our training requirements; and you sign a release

d.	Termination by you	Section 13C

You may terminate the Franchise Agreement only for a material breach by us, provided you give us written notice of the breach and allow 30 days to cure such breach and, if not cured, wait 60 days from the original notice of breach before terminating the Franchise Agreement

e.	Termination by us without cause	None

f.	Termination by us with cause	Sections 13A and B	We can terminate the Franchise Agreement only if you default or fail to comply with your obligations
g.	“Cause” defined – defaults which can be cured	Sections 13A and B

You have 10 days to cure the non-submission of reports and non-payment of amounts due and owing and 30 days to cure defaults for the failure to abide by our standards and requirements in connection with the operation of your business, or failure to meet any requirements or specifications established by us, and any other default not listed in h below

h.	“Cause” defined – defaults which cannot be cured	Sections 13A and B

Non-curable defaults include: abandonment, loss of lease, the failure to timely cure a default under the lease, the loss of your right of possession or failure to relocate, closing of Gelato Bar, insolvency, unapproved assignments or transfers, convictions, intentionally understating or underreporting Gross Sales or other fees, multiple defaults, or failure to cure within 24 hours of notice a default which materially impairs the goodwill associated with any of our Marks

i.	Your obligations on termination/non-renewal	Sections 14A-C

Obligations include complete de-identification and payment of amounts due, assignment of lease upon our demand, return of the Manual and proprietary materials and right to purchase assets of the Gelato Bar (also see o and r below)

j.	Assignment of contract by us	Section 11G	No restriction on our right to assign
k.	“Transfer” by you - defined	Section 11A	Includes any transfer of your interest in the Franchise Agreement or in the business or any ownership change listed in Section 11A of the Franchise Agreement
l.	Our approval of transfer by you	Section 11B	We have the right to approve all transfers but will not unreasonably withhold approval
m.	Conditions for our approval of transfer	Sections 11B-D

Transferee meets all of our then-current requirements for one of the franchise development programs then being offered and signs then-current form of franchise agreement, transfer fee paid, all amounts owed by prior franchisee paid, required modernization is completed, training completed, required guarantees signed, necessary financial reports and other data on franchise business is prepared, and release signed by you (also see r below)

n.	Our right of first refusal to acquire your business	Section 11F

We can match any offer for your Gelato Bar assets and, in the case of a proposed stock sale, we can purchase your Gelato Bar assets at a price determined by an appraiser, unless you and we agree otherwise

o.	Our option to purchase your business	Section 14B

Upon termination, we have the right to purchase or designate a third party that will purchase all or any portion of the assets of your Gelato Bar, including the building, equipment, fixtures, signs, furnishings, supplies, leasehold improvements and inventory. Qualified appraiser(s) will determine price as set forth in the Franchise Agreement

p.	Your death or disability	Section 11E	You can transfer your franchise right to your heir or successor in interest like any other transfer, but if assignee is your spouse or child, no transfer fee is required
q.	Non-competition covenants during the term of the franchise	Section 10D	No direct or indirect involvement in the operation of any store or food business similar to MELT gelato bars other than one authorized in the Franchise Agreement
r.	Non-competition covenants after the franchise is terminated or expires	Section 10D

No direct or indirect involvement in a competing business for 2 years (i) at the premises of the former Gelato Bar (ii) within 5 miles of the former Gelato Bar or (iii) within 5 miles of any other business or Gelato Bar using the System

s.	Modification of the Agreement	Section 15B	No modifications generally, but we have the right to change the Manual, list of authorized trademarks and menu items and appearance
t.	Integration/merger clause	Section 15B	Only the terms of the Franchise Agreement are binding (subject to state law). Any other promises may not be enforceable
u.	Dispute resolution by arbitration or mediation	Section 12	Except for certain claims, all disputes must be arbitrated in Los Angeles, California (subject to state law)
v.	Choice of forum	Section 15I	Litigation must be in Federal District Court for the Central District of California or in the Superior Court of California, County of Los Angeles, California (subject to state law)
w.	Choice of law	Section 15H	Applicable law is that of the state where your Gelato Bar is located (subject to state law)

*Unless otherwise noted, Section references are to the Franchise Agreement.

These states have statutes, which if applicable to the Franchise Agreement, and subject to our right to challenge the validity, applicability or construction of such statutes, may supersede the Franchise Agreement in your relationship with us including the areas of termination, renewal of your franchise, and choice of law (See State Addenda to the Offering Circular and Franchise Agreement for state-specific disclosures where required.): ALASKA [Stat. Sections 45.45.700 – 45.45.790], ARKANSAS [Code Sections 4-72-201 – 4-72-210], CALIFORNIA [Bus. & Prof. Code Sections 20000-20043], CONNECTICUT [Gen. Stat. Sections 42-133e-42-133h], DELAWARE [Code Sections 2551 – 2556] HAWAII [Rev. Stat. Section 482E-6], IDAHO [Code Section 29-110], ILLINOIS [815 ILCS Sections 705/4 and 705/17-705/20], INDIANA [Code Sections 23-2-2.7-1 – 23-2-2.7-7], IOWA [Code Sections 523H.1 - 523H.17 and 537A.10], MICHIGAN [Stat. Section 19.854(27)], MINNESOTA [Stat. Sections 80C.14 and 80C.21], MISSISSIPPI [Code Sections 75-24-51 – 75-24-63], MISSOURI [Rev. Stat. Sections 407.400 – 407.413 and 407.420], NEBRASKA [Rev. Stat. Sections 87-401 – 87-410], NEW JERSEY [Rev. Stat. Sections 56:10-1 – 56:10-12], RHODE ISLAND [Stat. Sections 19-28.1-14 – 19-28.1-16; Section 19-28.1-14 of the Rhode Island Franchise Investment Act provides that “A provision in a franchise agreement restricting jurisdiction or venue to a forum outside this state or requiring the application of the laws of another state is void with respect to a claim enforceable under this Act”], SOUTH DAKOTA [SDCL Sections 37-5A-51 and 37-5A-51.1], VIRGINIA [Code Sections 13.1-557 – 13.1-574], WASHINGTON [Rev. Code Section 19.100.180], WISCONSIN [Stat. Sections 135.01 – 135.07]. These and other states may have court decisions, which may supersede the Franchise Agreement in your relationship with us including the areas of termination and renewal of your franchise.

ITEM 18

PUBLIC FIGURES

We do not use any public figure to promote our franchise.

ITEM 19

EARNINGS CLAIMS

We do not furnish or authorize our salespersons to furnish to prospective franchisees any oral or written information concerning the actual or potential sales, costs, income or profits of a MELT franchise. Actual results vary from unit to unit, and we cannot estimate the results of any particular franchise.

ITEM 20

LIST OF FRANCHISED OUTLETS

As of March 2005, we had just begun offering franchises and have not yet sold any. As noted below, our affiliates each operate MELT gelato bars.

No franchisee has had a franchise agreement terminated, canceled, not renewed or otherwise voluntarily or involuntarily ceased to do business under the Franchise Agreement during the most recently completed fiscal year or has not communicated with us within ten weeks of the date of this Offering Circular.

STATUS OF PARENT OR AFFILIATE-OWNED GELATO BARS

FOR YEARS 2004/2003/2002

State	Gelato Bars Closed During Year	Gelato Bars Open During Year	Total Gelato Bars Operating as of 12/31
California	1/0/0	4/0/0	3/0/0
TOTAL	1/0/0	4/0/0	3/0/0
(1)	The numbers for years 2002, 2003 and 2004 are as of December 31.

Melt (California) Inc. Melt – Tyler 1208 Galleria at Tyler Shop #5521 Riverside, CA 92503 Telephone: 951-359-1945 (Opened August 2004)	Villa Melt LLC Melt – Montclair 5060 Montclair Plaza Lane Shop #2079 Montclair, CA 91763 Telephone: 909-445-0607 (Opened October 2004)

Chill, Inc. Melt – Glendale Suite CU4 2157 Glendale Galleria Glendale, CA 91210 Telephone: 818-547-4794 (Opened November 2004)	Villa Melt LLC Melt – The Block 20 City Blvd West Suite 811 Orange, CA 92868 Telephone: 714-816-3561 (Opened January 2005)

PROJECTED NUMBER OF FRANCHISES

TO BE SOLD IN 2005

State	Franchise Agreements Signed but Gelato Bar Not Open	Projected Franchised New Gelato Bars Sold in 2005	Projected Franchisor Owned Openings in 2005
Arizona	0	2	0
California	0	6	2
Nevada	0	2	0
Oregon	0	0	0
Texas	0	0	0
TOTAL		10	2

ITEM 21

FINANCIAL STATEMENTS

Attached to this Offering Circular as Exhibit B are our audited financial statements as of March 10, 2005 and for the period February 25, 2005 (date of inception) to March 10, 2005 , together with the report of our independent auditors.

ITEM 22

CONTRACTS

This Offering Circular includes a sample of the following contracts:
Exhibit C -	Franchise Agreement (including Appendices: A-Marks/Menu; B- Electronic Transfer of Funds Authorization; and C-Addendum to Lease)
Exhibit E -	Receipt

ITEM 23

RECEIPT

Attached to this Offering Circular as Exhibit E is a detachable acknowledgment of receipt.

EXHIBIT A

List of State Agencies/Agents to Receive Service of Process

FTC OFFERING CIRCULAR

EFFECTIVE DATE: MARCH 31, 2005

CALIFORNIA

California Commissioner of Corporations

Department of Corporations

1515 K Street, Suite 200

Sacramento, California 95814-4017

EFFECTIVE DATE: May 19, 2005

EXHIBIT B

Financial Statements

MELT FRANCHISING, LLC

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

March 10, 2005

C O N T E N T S

Report of Independent Registered Public Accounting Firm	3

Balance Sheet	4

Statement of Operations	5

Statement of Members’ Equity (Deficit)	6

Statement of Cash Flows	7

Notes to the Financial Statements                                                                                                            8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Members

Melt Franchising, LLC

(A Development Stage Company)

We have audited the accompanying balance sheet at March 10, 2005 and the related statements of operations, members’ (deficit) and cash flows of Melt Franchising LLC, (a development stage company) for the period from February 25, 2005 (date of inception) to March 10, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Melt Franchising, LLC (a development stage company) at March 10, 2005 and the results of its operations and its cash flows for the period then ended, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, there has been substantial doubt raised about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP

Salt Lake City, Utah

March 30, 2005

MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

Balance Sheet

ASSETS

March 10,

            2005

CURRENT ASSETS

Cash	$ 50,000

Total Current Assets	$50,000

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accrued professional fees	$1,000

Loan from parent company – Melt, Inc.                                                                                         49,900

Total Current Liabilities                                                                                                                                50,900

MEMBERS’ EQUITY (DEFICIT)

Members’ equity	100

Deficit accumulated during the development stage                                                                                 (1,000)

Total Members’ Equity (Deficit)	(900)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$(50,000)

The accompanying notes are an integral part of these financial statements.

4

MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

From the Date
of Inception on
February 25, 2005
To March 10,
2005

REVENUE	$-

PROFESSIONAL FEES	1,000

LOSS FROM OPERATIONS	(1,000)

NET LOSS	$(1,000)

The accompanying notes are an integral part of these financial statements.

5

MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

Statement of Members’ Equity (Deficit)

Deficit
Accumulated
During the
Members’	Development
Equity	Stage

February 25, 2005	Date of inception	$-	$-

February 25, 2005	Contributed capital	100	-

Net loss from 2/25/05

through 3/10/05                                                        -                  (1,000)

March 10, 2005	Balance	$100	$(1,000)

The accompanying notes are an integral part of these financial statements.

6

MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

Statement of Cash Flows

From the date
of Inception on
February 25, 2005
to March 10,
2005

CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss)	$(1,000)
Changes in operating assets and liabilities:

Accrued expenses                                                                                                                                            1,000

Net Cash Used In Operating Activities                                                                                                       -

CASH FLOWS FROM INVESTING ACTIVITIES                                                                                         -

CASH FLOWS FROM FINANCING ACTIVITIES

Contributed capital	100

Borrowings from affiliated company                                                                                                          49,900

Net Cash Provided by Financing Activities                                                                                         50,000

INCREASE IN CASH	$50,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid	$-
Taxes paid	$-

The accompanying notes are an integral part of these financial statements.

7

MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

Notes To Financial Statements

March 10, 2005

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Melt Franchising LLC. (hereinafter referred to as the Company) was organized on February 25, 2005, under the laws of the State of Nevada. The Company has been granted a license from Melt (California) Inc. to sell franchisee’s under the Melt – Gelato Italiano trademark. Melt Franchising LLC is a wholly owned subsidiary of Melt Inc. The Company’s fiscal year end is December 31.

Income Taxes

The Company is a Limited Liability Company. As such all income taxes are recorded at the member level.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Untied States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -	DEVELOPMENT STAGE COMPANY

The Company is a development stage company as defined by SFAS No. 7.

NOTE 3 -	RELATED PARTY TRANSACTIONS

On March 10, 2005, the Company received contributed capital totaling $100.

The Company received a loan of $50,000 on March 9, 2005 from its parent, Melt, Inc. The loan is unsecured, bears interest at 7.00% per annum and is unsecured.

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MELT FRANCHISING LLC.

(A DEVELOPMENT STAGE COMPANY)

Notes to The Financial Statements

March 10, 2005

NOTE 4 -	GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred a loss since its inception on February 25, 2005 and has failed to generate a positive cash flow from operations, which together raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Management's plans to eliminate the going concern situation include, but are not limited to, raising additional equity through private placements of its parent company, Melt, Inc’s, common stock, secure sufficient debt and generate profits from its initial retail business. There can be no assurance that management’s plans will be successful.

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EXHIBIT C

Franchise Agreement with Appendices A (Marks/Menu Items), B (Draft Authorization), and C (Addendum to Lease)

MELT - GELATO ITALIANO(tm) Franchise Agreement

Authorized Location:

Street

City	State Zip Code

Effective Date:

(To be completed by Us)

--TABLE OF CONTENTS--

MELT - GELATO ITALIANO™ FRANCHISE AGREEMENT

SECTION	PAGE

RECITALS	1
1.	DEFINITIONS	1
2.	GRANT OF LICENSE	2
3.	TRADEMARK STANDARDS AND REQUIREMENTS	3
4.	TERM AND RENEWAL	4
5.	FACILITY STANDARDS AND MAINTENANCE	5
6.	PRODUCTS AND OPERATIONS STANDARDS AND REQUIREMENTS	8
7.	PERSONNEL AND SUPERVISION STANDARDS	12
8.	MARKETING	13
9.	FEES, REPORTING AND AUDIT RIGHTS	14
10.	YOUR OTHER OBLIGATIONS; NONCOMPETE COVENANTS	17
11.	TRANSFER OF FRANCHISE	19
12.	DISPUTE RESOLUTION	23
13.	DEFAULT AND TERMINATION	24
14.	POST-TERM OBLIGATIONS	26
15.	GENERAL PROVISIONS	28

OWNERSHIP AND MANAGEMENT ADDENDUM TO MELT - GELATO ITALIANO(tm) FRANCHISE AGREEMENT	1

APPENDICES

A.	Marks/Menu
B.	Electronic Transfer of Funds Authorization
C.	Lease Addendum

MELT - GELATO ITALIANO™ FRANCHISE AGREEMENT

This Franchise Agreement is made this ____ day of ____________, 20__ between Melt Franchising, LLC, a limited liability company with its principal business located at 45320 Corte Palmito, Temecula, CA 92592 (“we” or “us”), and _____________________________________, a(n) __________________________________________ whose principal business address is ___________________________________ (“franchisee” or “you”). If the franchisee is a corporation, partnership, limited liability company or other legal entity, certain provisions to this Agreement also apply to its owners.

RECITALS

A.          Melt Inc., our parent company (“Parent”), has developed a distinctive system for operating gelato bars that feature a large selection of Italian style gelato, sorbetto, smoothies, Italian coffees, Italian sodas, pastries and similar food items;

B.          Our Parent has a pending application for the MELT - GELATO ITALIANO(tm) trademark and design and uses other trademarks in connection with the operation of a gelato bar;

C.          Our Parent has granted us the right to sublicense the right to develop and operate MELT - GELATO ITALIANO gelato bars;

D.          You desire to develop and operate a MELT - GELATO ITALIANO gelato bar and we, in reliance on your representations, have approved your franchise application.

In consideration of the foregoing and the covenants and consideration below, you and we agree as follows:

DEFINITIONS

1.	For purposes of this Agreement, the terms below have the following definitions:

A.    “Gelato Bar” means the Gelato Bar you develop and operate pursuant to this Agreement under the MELT - GELATO ITALIANO trademark or other trademarks we authorize through Appendix A.

B.     “Gross Sales” includes the total revenues and receipts from the sale of all products, services and merchandise sold in or from your Gelato Bar whether under any of the Trademarks or otherwise, including any vending or similar activities in your Gelato Bar or on its premises. Gross Sales excludes sales taxes.

C.     “Manual” means our confidential and proprietary Operations Manual, which collectively may include one or more separate volumes or other written materials regarding System standards, procedures and techniques relating to, among other things, product preparation, menu, customer service and other matters as set forth in subparagraph 6.I of this Agreement.

D.    “Menu Items” means the gelato, sorbetto, smoothies, coffees, sodas, pastries, cakes, and other products and beverages, as we set forth on Appendix A or otherwise authorize you to offer for sale at your Gelato Bar. We may modify and change Appendix A from time to time.

E.     “Principal Owner” means any person who directly or indirectly owns a 51% or greater interest in the franchisee when the franchisee is a corporation, limited liability company or a similar entity other than a partnership entity. If the franchisee is a partnership entity, then each general partner is a Principal Owner, regardless of the percentage ownership interest. If the franchisee is one or more individuals, each individual is a Principal Owner of the franchisee. Each franchisee must have at least one Principal Owner. Your Principal Owner is identified on the Ownership and Management Addendum attached to this Agreement.

F.     “Store Manager” means the individual who (i) personally invests his or her full time and attention and devotes his or her best efforts to the on-premises general management of the day-to-day operations of the Gelato Bar, (ii) meets our prior gelato bar or retail management experience requirements, and (iii) does not participate in the active operation or management of any business other than the Gelato Bar.

G.     “System” means the MELT Gelato Bar System, which consists of distinctive food and beverage products with distinctive storage, preparation, service and delivery procedures and techniques, offered in a setting of distinctive exterior and interior layout, design and color scheme, signage, furnishings and materials and using certain distinctive types of ingredients, supplies, business techniques, methods and procedures, all of which we may modify and change from time to time.

H.    “Trademarks” means the MELT - GELATO ITALIANO Trademark and the other trademarks, service marks and trade names set forth on Appendix A, as we may modify and change from time to time, and the trade dress and other commercial symbols used in the Gelato Bar. The primary Trademark you will use to identify your Gelato Bar will be MELT - GELATO ITALIANO or MELT - CAFÉ & GELATO, depending on your Menu items and as further noted in Appendix A. Any reference in this Agreement to MELT - GELATO ITALIANO will mean MELT - CAFÉ & GELATO if that is the primary Trademark you use. Trade dress includes the designs, color schemes, image, and overall look and feel we authorize you to use in the operation of the Gelato Bar from time to time.

GRANT OF LICENSE

2.	The following provisions control with respect to the license granted hereunder:

A.

Authorized Location. We grant to you the right and license to establish and operate a retail Gelato Bar identified by the Trademarks identified on Appendix A, to be located at______________________________________________________________________________________________________ or a location to be designated within 60 days from the date of this Agreement (the “Authorized Location”). When a location has been designated and approved by you and us, it will become part of this subparagraph 2.A as if originally stated. If an Authorized Location is not designated within 60 days from the date of this Agreement, we have the right to declare this Agreement null and void without the return of any Initial Franchise Fee or other amounts paid to us. You accept the license and undertake the obligation to operate the Gelato Bar at the Authorized Location using the Trademarks and the System in compliance with the terms and conditions of this Agreement.

B.     Opening. You agree that the Gelato Bar will be open and operating in accordance with the requirements of subparagraph 5.A within 6 months after the date of this Agreement, unless we authorize in writing an extension of time.

C.     Nonexclusivity; Our Reservation of Rights. You have no protected area or exclusive territory around your Authorized Location. The license is limited to the right to develop and operate one Gelato Bar at the Authorized Location only, and does not include (i) any right to sell products and Menu Items identified by the Trademarks at any location other than the Authorized Location or through any other channels or methods of distribution, including the internet (or any other existing or future form of electronic commerce), (ii) any right to sell products and Menu Items identified by the Trademarks to any person or entity for resale or further distribution, or (iii) any right to exclude, control or impose conditions on our development of future franchised, company or affiliate-owned gelato bars at any time or at any location.

You acknowledge and agree that (i) we, our Parent and our affiliates have the right to grant other franchises or develop and operate company or affiliate-owned MELT gelato bars and offer, sell or distribute any products or services associated with the System (now or in the future) under the Trademarks or any other trademarks, service marks or trade names at any location, including the same mall or facility as your Authorized Location, all without compensation to any franchisee; and (ii) we, our Parent and our affiliates have the right to offer, sell or distribute our gelato or other products or services associated with the System (now or in the future) or identified by the Trademarks, or any other trademarks, service marks or trade names, through any distribution channels or methods, without compensation to any franchisee. The distribution channels or methods include, without limitation, grocery stores, gift and specialty stores, club stores, restaurants, convenience stores, wholesale or the internet (or any other existing or future form of electronic commerce).

TRADEMARK STANDARDS AND REQUIREMENTS

3.           You acknowledge and agree that the Trademarks are our Parent’s property. You further acknowledge that your right to use the Trademarks is specifically conditioned upon the following:

A.    Trademark Ownership. The Trademarks are our Parent’s valuable property, and it is the owner of all right, title and interest in and to the Trademarks and all past, present or future goodwill of the Gelato Bar and of the business conducted at the Authorized Location that is associated with or attributable to the Trademarks. Your use of the Trademarks will inure to our affiliate company’s and our benefit. You may not, during or after the term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest our affiliate company’s rights in any of the Trademarks or the goodwill associated with the Trademarks, including any use of the Trademarks in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media.

B.     Trademark Use. You may not use, or permit the use of, any trademarks, trade names or service marks in connection with the Gelato Bar except those set forth in Appendix A or except as we otherwise direct in writing. You may use the Trademarks only in connection with such products and services as we specify and only in the form and manner we prescribe in writing. You must comply with all trademark, trade name and service mark notice marking requirements. You may use the Trademarks only in association with products and services approved by us and that meet our standards or requirements with respect to quality, production, preparation and sale, and portion and packaging.

C.     Gelato Bar Identification. You must use the name MELT - GELATO ITALIANO or other marks we designate as the trade name of the Gelato Bar and you may not use any other mark or words to identify the Gelato Bar without our prior written consent. You may not use the words MELT - GELATO ITALIANO or any of the other Trademarks as part of the name of your corporation, partnership, limited liability company or other similar entity. You may use the Trademarks on various materials, such as business cards, stationery and checks, provided you (i) accurately depict the Trademarks on the materials, (ii) include a statement on the materials indicating that the business is independently owned and operated by you, (iii) do not use the Trademarks in connection with any other trademarks, trade names or service marks unless we specifically approve in writing prior to such use, and (iv) make available to us, upon our request, a copy of any materials depicting the Trademarks. You must post a prominent sign in the Gelato Bar identifying you as a franchisee in a format we deem reasonably acceptable, including an acknowledgment that you independently own and operate the Gelato Bar and that the MELT - GELATO ITALIANO Trademark is owned by our affiliate company and your use is under a license we have issued to you.

D.    Litigation. In the event any person or entity improperly uses or infringes the Trademarks or challenges your use or our use or ownership of the Trademarks, we will control all litigation and we have the right to determine whether suit will be instituted, prosecuted or settled, the terms of settlement and whether any other action will be taken. You must promptly notify us of any such use or infringement of which you are aware or any challenge or claim arising out of your use of any Trademark. You must take reasonable steps, without compensation, to assist us with any action we undertake. We will be responsible for our fees and expenses with any such action, unless the challenge or claim results from your misuse of the Trademarks in violation of this Agreement, in which case you must reimburse us for our costs and expenses and any judgment amount resulting against us.

E.     Changes. You may not make any changes or substitutions to the Trademarks unless we direct in writing. We reserve the right to change the Trademarks at any time. Upon receipt of our notice to change the Trademarks, you must cease using the former Trademarks and commence using the changed Trademarks, at your expense.

TERM AND RENEWAL

4.	The following provisions control with respect to the term and renewal of this Agreement:

A.    Term. The initial term of this Agreement is 7 years unless this Agreement is sooner terminated in accordance with Paragraph 13. The initial term commences upon the Effective Date of this Agreement. We may extend this initial term in writing for a limited period of time not to exceed 6 months to take into account the term of any applicable lease for the Authorized Location.

B.     Renewal Term and Conditions of Renewal. You may renew your license for two renewal terms (the first renewal term is 7 years; the second renewal term is 7 years), provided that with respect to each renewal: (i) you have given us written notice of your decision to renew at least 6 months but not more than 12 months prior to the end of the expiring term; (ii) you sign our then-current form of franchise agreement (modified to reflect that the agreement relates to the grant of a renewal), the terms of which may differ from this Agreement, including higher fees; (iii) you have complied with the provisions of subparagraph 5.E regarding modernization, unless we determine that you should relocate your Gelato Bar because your Authorized Location no longer meets our then-current site criteria, in which case you must comply with the relocation requirements of subparagraph 5.D; (iv) you are not in default of this Agreement or any other agreement pertaining to the franchise granted, have satisfied all monetary and material obligations on a timely basis during the term and are in good standing; (v) if leasing the Gelato Bar premises (and not subject to relocation under (iii) above), you have renewed the lease and have provided written proof of your ability to remain in possession of the premises throughout the renewal period; (vi) you comply with our then-current training requirements; and (vii) you and your Principal Owner and guarantors execute a general release of claims in a form we prescribe.

FACILITY STANDARDS AND MAINTENANCE

5.           You acknowledge and agree that we have the right to establish, from time to time, quality standards regarding the business operations of MELT gelato bars and stores to protect the distinction, goodwill and uniformity symbolized by the Trademarks and the System. Accordingly, you agree to maintain and comply with our quality standards and agree to the following terms and conditions:

A           Gelato Bar Facility; Lease. You are responsible for controlling the site selection process, although we must approve to the location of your Gelato Bar. We will find potential development sites through third party brokers and request that you consider available sites. We may assist in negotiating the basic terms of the lease with the developer, and after review by you and your attorney, you will sign the lease documents. You must provide us with a copy of the signed lease or sale documents. We have no responsibility for the lease. You are not allowed to locate a site or negotiate the terms of a lease or sale without our written permission. You also must reimburse us in an amount not to exceed $15,000, for expenses we incur in assisting you in finding a site and reviewing your lease. In the event that your lease expires, we will renegotiate your lease. You must pay us a fee to renegotiate your lease (as described in subparagraph 9.D.). We make no guarantees concerning the success of the Gelato Bar located on any site that we suggest to you or approve.

You may not open your Gelato Bar for business until we have notified you in writing that you have satisfied your pre-opening obligations as set forth in subparagraphs 5.A and 5.B and we have approved your opening date. We are not responsible or liable for any of your pre-opening obligations, losses or expenses you might incur for your failure to comply with these obligations or your failure to open by a particular date. We also are entitled to injunctive relief or specific performance under subparagraph 12.C for your failure to comply with your obligations.

B.     Construction; Future Alteration. You must construct and equip the Gelato Bar in strict accordance with our current approved specifications and standards pertaining to equipment, inventory, signage, fixtures, accessory features and design and layout of the premises. You may not commence construction of the Gelato Bar until you have received our written consent to your building plans.

Without limiting the generality of the prior paragraph, you must promptly after obtaining possession of the site for the Gelato Bar: (i) retain the services of one of our approved architects; (ii) retain the services of a contractor; (iii) have prepared and submitted to us a site survey and basic architectural plans and specifications consistent with our general atmosphere, image, color scheme and ambience requirements as set forth from time to time in the Manual (including requirements for dimensions, exterior design, materials, interior design and layout, equipment, fixtures, furniture, signs and decorating); (iv) purchase or lease and then, in the construction of the Gelato Bar, use only the approved equipment, fixtures, furniture and signs; (v) complete the construction and/or remodeling, equipment, fixtures, furniture and sign installation and decorating of the Gelato Bar in full and strict compliance with plans and specifications we approve and all applicable ordinances, building codes and permit requirements without any unauthorized alterations; (vi) obtain all customary contractors’ sworn statements and partial and final waiver; (vii) obtain all necessary permits, licenses and architectural seals and comply with applicable legal requirements relating to the building, signs, equipment and premises, including, but not limited to, the Americans With Disabilities Act; and (viii) obtain and maintain all required zoning changes, building, utility, health, sanitation, and sign permits and licenses and any other required permits and licenses. It is your responsibility to comply with the foregoing conditions.

Any change to the building plans or any replacement, reconstruction, addition or modification in the building, interior or exterior decor or image, equipment or signage of the Gelato Bar to be made after our consent is granted for initial plans, whether at the request of you or of us, must be made in accordance with specifications that have received our prior written consent. You may not commence such replacement, reconstruction, addition or modification until you have received our written consent to your revised plans.

C.     Maintenance. The building, equipment, fixtures, furnishings, signage and trade dress (including the interior and exterior appearance) employed in the operation of your Gelato Bar must be maintained and refreshed in accordance with our requirements established periodically and with any of our reasonable schedules prepared based upon periodic evaluations of the premises by our representatives. Within a period of 15 to 30 days (as we determine depending on the work needed) after the receipt of any particular report prepared following such an evaluation, you must perform the items of maintenance we designate, including the repair of defective items and/or the replacement of irreparable fixtures or signage. If, however, any condition presents a threat to customers or public health or safety, you must affect the items of maintenance immediately, as further described in subparagraph 6.G. If you fail to make any improvement or perform the maintenance listed above, we may, in addition to our other rights in this Agreement, effect such improvement or maintenance and you must reimburse us for the costs we incur.

D.    Relocation. If you need to relocate because of condemnation, destruction, or expiration or cancellation of your lease for reasons other than your breach, we will grant you authority to do so following the site selection process outline in 5A above; provided that you are open and operating within 120 days from the closing of the Gelato Bar, all in accordance with our then-current standards. If you voluntarily decide to relocate the Gelato Bar, your right to relocate the Gelato Bar will be void and your interest in this Agreement will be voluntarily abandoned, unless you have given us notice of your intent to relocate not less than 30 days prior to closing the Gelato Bar, within 15 days after closing the prior Gelato Bar have procured a site pursuant to the site selection process outlined in 5A above, have opened the new Gelato Bar for business within 60 days of such closure and complied with any other conditions that we reasonably require. You must pay the costs of any relocation, and we reserve the right to charge you for any reasonable costs that we incur, including attorneys’ fees.

In the event your Gelato Bar is destroyed or damaged and you repair the Gelato Bar at the Authorized Location (rather than relocate the Gelato Bar), you must repair and reopen the Gelato Bar at the Authorized Location in accordance with our then-current standards for the destroyed or damaged area within 60 days of the date of occurrence of the destruction or damage.

You do not have the right to relocate in the event you lose the right to occupy the Gelato Bar premises because of the cancellation of your lease due to your breach; rather, the cancellation of your lease due to your breach is grounds for immediate termination under subparagraph 13.B.2.

E.     Modernization or Replacement. From time to time as we require, you must effect items of modernization and/or replacement of the building, premises, trade dress and equipment as may be necessary for your Gelato Bar to conform to the standards for similarly situated new MELT - GELATO ITALIANO gelato bars. The maximum cumulative amount (the “Maximum Modernization Amount”) that you will be required to spend during the initial term of this Agreement is established as follows. You will be required to spend no more than $10,000 during the initial term of this Agreement.

Notwithstanding the prior paragraph, we will not require you to make any modernization expenditures during the first year of this Agreement. Thereafter, however, you must complete to our satisfaction any changes we require within 3 months from the date you are notified of any required changes.

The Maximum Modernization Amount does not include any required expenditures for equipment or leasehold improvements necessary to prepare new product offerings. Furthermore, you must perform general, continued maintenance and refreshing of the Gelato Bar premises whenever necessary as set forth in subparagraph 5.C and at a cost not included in the Maximum Modernization Amount. Each and every transfer of any interest in this Agreement or your business governed by Paragraph 11 or renewal covered by Paragraph 4 is expressly conditioned upon your compliance with these requirements at the time of transfer or renewal without regard to the Maximum Modernization Amount.

You acknowledge and agree that the requirements of this subparagraph 5.E are both reasonable and necessary to insure continued public acceptance and patronage of MELT - GELATO ITALIANO gelato bars and to avoid deterioration or obsolescence in connection with the operation of your Gelato Bar.

F.     Signage. The exterior signage at your Gelato Bar must comply with our specifications, which we may modify and change from time to time due to modifications to the System, including changes to the Trademarks. You must make such changes to the signage as we require, at your expense, which will be included in the Maximum Modernization Amount under subparagraph 5.E.

PRODUCTS AND OPERATIONS STANDARDS AND REQUIREMENTS

6.           You must implement and abide by our requirements and recommendations directed to enhancing substantial System uniformity. The following provisions control with respect to products and operations:

A.    Authorized Menu. Your business must be confined to the preparation and sale of only such Menu Items and other food and beverage products as we designate on Appendix A or as we otherwise authorize in writing from time to time. You must offer for sale from the Gelato Bar all items and only those items listed as Menu Items and other approved food and beverage products. We have the right to revise Appendix A or make modifications to these items from time to time, and you agree to comply with any modifications. You may not offer or sell any other product or service at the Authorized Location without our prior written consent.

B.     Authorized Products and Ingredients. You must use in the operation of the Gelato Bar and in the preparation of Menu Items and other food and beverage products only the proprietary and non-proprietary ingredients, recipes, formulas, techniques and processes and supplies, and must prepare and serve Menu Items and products in such portions, sizes, appearance, taste and packaging, all as we specify in our Manual or otherwise in writing. You also must sell all retail products as we specify in our Manual. You acknowledge and agree that we may change these periodically and that you are obligated to conform to the requirements. All supplies, including containers, cups, plates, eating utensils, and napkins, and all other customer service materials of all descriptions and types must meet our standards of uniformity and quality. You acknowledge that the Gelato Bar must at all times maintain an inventory of ingredients, food and beverage products and other products, material and supplies that will permit operation of the Gelato Bar at maximum capacity.

C.     Approved Supplies and Suppliers. We will furnish to you from time to time lists of approved supplies or approved suppliers. You must only use approved products, inventory, equipment, fixtures, furnishings, signs, marketing materials, trademarked items and novelties, and other items (collectively, “approved supplies”) in the Gelato Bar as set forth in the approved supplies and approved suppliers lists, as we may amend from time to time. Although we do not do so for every item, we have the right to approve the manufacturer of approved supplies. You acknowledge and agree that certain approved supplies may only be available from one source, and we, our Parent or our affiliates may be that source. You have the right to use alternative suppliers provided that we approve the suppliers in writing in advance. You will pay us for any costs associated with evaluating possible suppliers, such as due diligence, research or testing. All inventory, products, materials and other items and supplies used in the operation of the Gelato Bar that are not included in the approved supplies or approved suppliers lists must conform to the specifications and standards we establish from time to time. ALTHOUGH APPROVED BY US, WE, OUR PARENT COMPANY AND OUR AFFILIATES MAKE NO WARRANTY AND EXPRESSLY DISCLAIM ALL WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO PRODUCTS, EQUIPMENT (INCLUDING WITHOUT LIMITATION ANY REQUIRED COMPUTER SYSTEMS), SUPPLIES, FIXTURES, FURNISHINGS OR OTHER APPROVED ITEMS.

D.    Computer System. You must purchase and use any computer system that we develop or select for the Gelato Bar, including all future updates, supplements and modifications (the “Computer System”). Any updates, supplements or modifications are not subject to or part of the Maximum Modernization Amount defined in subparagraph 5.E. The Computer System may include all hardware and software used in the operation of the Gelato Bar, including electronic point-of-sale cash registers and back office programs used to record, analyze and report sales, labor, inventory and tax information. The computer software package developed for use in the Gelato Bar may include proprietary software. You may be required to license the proprietary software from us, an affiliate or a third party and you also will be required to pay a software licensing or user fee in connection with your use of the proprietary software. All right, title and interest in the software will remain with the licensor of the software. The computer hardware component of the Computer System must conform to specifications we develop. We reserve the right to designate a single source from whom you must purchase the Computer System. You acknowledge and agree that we will have full and complete access to information and data entered and produced by the Computer System. You must allow us to log into your Computer System periodically to perform maintenance and updates. You also will be required to install a minimum of two web based cameras at your Authorized Location, from which you and us will have access at all times. You must have at the Authorized Location Internet access with a form of high speed connection as we require and you must maintain an email account for our direct correspondence with the Store Manager.

E.     Serving and Promotional Items. All sales promotion material, customer goodwill items, containers and paper goods, eating and serving utensils, and customer convenience items used in the sales promotion, sale and distribution of products covered by this Agreement are subject to our approval and must, where practicable, contain one or more of the Trademarks. You must carry and offer for sale in the Gelato Bar a supply of approved trademarked clothing and other novelty items, including all special promotional items that we develop and market from time to time.

F.     Health and Sanitation. Your Gelato Bar must be operated and maintained at all times in compliance with any and all applicable health and sanitary standards prescribed by governmental authority. You also must comply with any standards that we prescribe. In addition to complying with such standards, if the Gelato Bar is subject to any sanitary or health inspection by any governmental authorities under which it may be rated in one or more than one classification, it must be maintained and operated so as to be rated in the highest available health and sanitary classification with respect to each governmental agency inspecting the same. In the event you fail to be rated in the highest classification or receive any notice that you are not in compliance with all applicable health and sanitary standards, you must immediately notify us of such failure or noncompliance and take immediate steps to rectify the situation.

G.     Evaluations. We or our authorized representative have the right to enter your Gelato Bar at all reasonable times during the business day for the purpose of making periodic evaluations and to ascertain whether the provisions of this Agreement are being observed by you, to inspect and evaluate your building, land and equipment, and to test, sample, inspect and evaluate your supplies, ingredients and products, as well as the storage, preparation and formulation and the conditions of sanitation and cleanliness in the storage, production, handling and serving. If we determine that any condition in the Gelato Bar presents a threat to customers or public health or safety, we may take whatever measures we deem necessary, including requiring you to close immediately the Gelato Bar until the situation is remedied to our satisfaction.

H.    Period of Operation. Subject to any contrary requirements of local law, your Gelato Bar must be opened to the public and operated at least 8 hours each day of the year, although you have the option to close your Gelato Bar on certain holidays as noted in the Manual. If your Authorized Location is within a mall, you must be open during all normal mall hours, even if this exceeds 8 hours a day. Any variance from this provision must be authorized by us in writing. You acknowledge and agree that if your Gelato Bar is closed for a period of 2 consecutive days or 5 or more days in any 12-month period without our prior written consent, such closure constitutes your voluntary abandonment of the franchise and business and we have the right, in addition to other remedies provided for herein, to terminate this Agreement. Acts of God, war, strikes, riots or other force majeure cause preventing you temporarily from complying with the foregoing will suspend compliance for the duration of such interference.

I.      Operating Procedures. You must adopt and use as your continuing operational routine the required standards, service style, procedures, techniques and management systems described in our Manual relating to product preparation, menu, customer service, storage, uniforms, financial management, equipment, facility and sanitation. We will revise the Manual and these standards, procedures, techniques and management systems periodically to meet changing conditions of retail operation in the best interest of gelato bars operating under the Trademarks. Any required standards exist to protect our interests in the System and the Trademarks and not for the purpose of establishing any control or duty to take control over those matters that are reserved to you.

You acknowledge having received one copy of the Manual on loan from us for the term of this Agreement. The Manual at all times is our sole property. You must at all times treat the Manual, and the information it contains, as secret and confidential, and must use all reasonable efforts to maintain such information as secret and confidential. We may from time to time revise the contents of the Manual and you expressly agree to comply with each new or changed requirement. You must insure that your copy of the Manual is kept current and up to date, and in the event of any dispute as to the contents of said Manual, the terms of the master copy of the manual that we maintain are controlling. You acknowledge and agree that the Manual and other system communications may only be available on the Internet or other online or computer communications.

J.      Confidential Information. You, the Principal Owner, and the Store Manager may not, during the term of this Agreement or thereafter, communicate, divulge or use for the benefit of any other person or entity any Confidential Information, except to such employees as must have access to it to operate the Gelato Bar. For purposes of this Agreement, “Confidential Information” means proprietary information contained in the Manual or otherwise communicated to you in writing, verbally or through the internet or other online or computer communications, and any other knowledge or know-how concerning the methods of operation of the Gelato Bar. Any and all Confidential Information, including, without limitation, secret formulas and recipes, methods, procedures, suggested pricing, specifications, processes, materials, techniques, and other data, may not be used for any purpose other than operating the Gelato Bar. We may require that you obtain nondisclosure and confidentiality agreements in a form satisfactory to us from any persons owning a minority interest in the franchisee, the

Principal Owner, the Store Manager and other employees. You must provide executed copies of these agreements to us upon our request.

K.    Catering; Vending Services. You may provide catering services only with our written permission and in accordance with our standards. You may not install or maintain on the premises of the Gelato Bar any newspaper racks, video games, jukeboxes, gum machines, vending machines, or other similar devices without our prior written approval. Any income from vending services in the Gelato Bar or on its premises, regardless of which person or entity collects the money, must be included in Gross Sales for purposes of your Royalty Fee and Marketing Fee.

L.     Compliance with Law; Licenses and Permits. You must at all times maintain your premises and conduct your Gelato Bar operations in compliance with all applicable laws, regulations, codes and ordinances. You must secure and maintain in force all required licenses, including all permits and certificates relating to your Gelato Bar.

You acknowledge that you are an independent business and responsible for control and management of your Gelato Bar, including, but not limited to, the hiring and discharging of your employees and setting and paying wages and benefits of your employees. You acknowledge that we have no power, responsibility or liability in respect to the hiring, discharging, setting and paying of wages or related matters.

You must immediately notify us in writing of any claim, litigation or proceeding that arises from or affects the operation or financial condition of your MELT - GELATO ITALIANO business or Gelato Bar, including any notices of health code violations.

M.    Participation in Internet Web Sites or Other Online Communications. We reserve the right to require you to participate in our web site, any intranet or extranet system we may develop or other online communications, at your expense and upon 60 days’ notice. We may require you to pay to us or a third-party supplier a monthly fee to cover our costs in developing, maintaining and/or hosting the web site and intranet systems and any other online communication or reporting systems. We will give you 60 days’ written notice of the implementation of this fee. We have the right to determine the content and use of our web site and any intranet or extranet system we may develop and will establish the rules under which franchisees may or must participate. You may not separately register any domain name containing any of the Trademarks or operate any web site marketing or selling products or items similar to that of a MELT - GELATO ITALIANO gelato bar. We retain all rights relating to our web site and any intranet or extranet system we may develop and may alter or terminate our web site, intranet or extranet system. Your general conduct on our web site, intranet and extranet system or other online communications and specifically your use of the Trademarks or any marketing is subject to the provisions of this Agreement. You acknowledge that certain information related to your participation in our web site, intranet or extranet system may be considered Confidential Information, including access codes and identification codes. Your right to participate in our web site, intranet and extranet system, or otherwise use the Trademarks or System on the internet or other online communications, will terminate when this Agreement expires or terminates.

N.    System Modifications. You acknowledge and agree that we have the right to modify, add to or rescind any requirement, standard or specification that we prescribe under this Agreement to adapt the System to changing conditions competitive circumstances, business strategies, business practices and technological innovations and other changes as we deem appropriate. You must comply with these modifications, additions or rescissions at your expense, subject to the requirements of subparagraph 5.E and any other express limitations set forth in this Agreement.

O.    Suggested Pricing Policies. We may, from time to time, make suggestions to you with regard to your pricing policies. Notwithstanding any suggestions, you have the sole and exclusive right as to the minimum prices you charge for the services offered at the Gelato Bar. We retain the right to establish maximum prices to be charged by you for sales promotions or otherwise, but any exercise of that right will be specifically set forth in writing. Any list or schedule of prices we furnish to you may, unless otherwise specifically stated as to the maximum price, be treated as a recommendation only and failure to accept or implement any such suggestion will not in any way affect the relationship between you and us.

PERSONNEL AND SUPERVISION STANDARDS

7.           The following provisions and conditions control with respect to personnel, training and supervision:

A.    Supervision. You must have a Store Manager at all times during the term of this Agreement. The Store Manager must ensure that the Gelato Bar is operated in accordance with the terms and conditions of this Agreement, although this in no way relieves you of your responsibilities to do so. You or your Store Manager also must be readily and continuously available to us. The Store Manager must attend and successfully complete all required training, as set forth in subparagraphs 7.B and C. During all hours of operation, the Gelato Bar must be under the direct, on-site supervision of you or a manager that has complied with all required training.

B.     Training. You must, at your expense, comply with all of the training requirements we prescribe. You and your Store Manager must attend training and complete training to our satisfaction. We will provide on-site assistance during your first week open for business for up to 5 days. The training requirements and our on-site assistance may vary depending on the experience of the Store Manager or other factors specific to the Gelato Bar. If you are given notice of default as set forth in subparagraphs 13.A and B and the default relates, in whole or in part, to your failure to meet any operational standards, we have the right to require as a condition of curing the default that you and the Store Manager, at your expense, comply with the additional training requirements we prescribe. Any new Store Manager must comply with our training requirements within a reasonable time as we specify. Under no circumstances may you permit management of the Gelato Bar’s operations on a regular basis by a person who has not successfully completed to our reasonable satisfaction all applicable training we require.

C.     Ongoing Training. We may require you, the Store Manager and other employees of the Gelato Bar to attend, at your expense, ongoing training at our training facility, the Authorized Location or other location we designate. In addition, we may develop and require you to purchase an in-gelato bar training program.

D.    Staffing. You will employ a sufficient number of competent, energetic, friendly and trained employees to ensure efficient service to your customers. You must require all your employees to work in clean uniforms approved by us, but furnished at your cost or the employees’ cost as you may determine. No employee of yours will be deemed to be an employee of ours for any purpose whatsoever.

E.     Attendance at Meetings. You must attend, at your expense, all annual franchise conventions we may hold or sponsor and all meetings relating to new products or product preparation procedures, new operational procedures or programs, training, restaurant management, sales or sales promotion, or similar topics. If you are not able to attend a meeting or convention, you must so notify us prior to the meeting and must have a substitute person acceptable to us attend the meeting.

MARKETING

8.           You agree to actively promote your Gelato Bar, to abide by all of our marketing requirements and to comply with the following provisions:

A.    Marketing Fund. You must pay to us a Marketing Fee as set forth in subparagraph 9.C. All Marketing Fees will be placed in a Marketing Fund that we own and manage. On behalf of our affiliate-owned gelato bars, we will pay the same Marketing Fee as the franchised gelato bars in the same local marketing area. The Marketing Fund is not a trust or escrow account, and we have no fiduciary obligation to franchisees with respect to the Marketing Fund. We have the right to determine the expenditures of the amounts collected and the methods of marketing, advertising, media employed and contents, terms and conditions of marketing campaigns and promotional programs. Because of the methods used, we are not required to spend a prorated amount on each gelato bar or in each advertising market. We have the right to make disbursements from the Marketing Fund for expenses incurred in connection with the cost of formulating, developing and implementing marketing, advertising and promotional campaigns. The disbursements may include payments to us for the expense of administering the Marketing Fund, including accounting expenses and salaries and benefits paid to our employees engaged in the marketing functions. If requested, we will provide you an annual unaudited statement of the financial condition of the Marketing Fund.

B.     Required Local Expenditures, Approved Materials. You must use your best efforts to promote and advertise the Gelato Bar and participate in any local marketing and promotional programs we establish from time to time. You are required to spend 1% of your Gross Sales on approved local marketing and promotion. On a quarterly basis you must provide us with itemization and proof of marketing and an accounting of the monies that you have spent for approved local marketing. If you fail to make the required expenditure, we have the right to collect and contribute the deficiency to the Marketing Fund. You must use only such advertising and marketing materials as we furnish, approve or make available, and the materials must be used only in a manner that we prescribe. Furthermore, any promotional activities you conduct in the Gelato Bar or on its premises are subject to our approval. We will not unreasonably withhold approval of any sales promotion materials and activities; provided that they are current, in good condition, in good taste, accurately depict the Trademarks and used in a manner that we have prescribed.

C.     Gift Cards, Certificates and Checks. You must use and honor only system-wide gift cards, certificates and checks that we designate and you must obtain all certificates, cards or checks from an approved supplier.

D.    Grand Opening Promotion. You must conduct certain marketing and public relations activities in connection with the opening of your Gelato Bar, as we specify in writing. Depending on your Authorized Location, we may require you to spend, in addition to the required local marketing contribution described above, $3,000 for such grand opening activities.

FEES, REPORTING AND AUDIT RIGHTS

9.	You must pay the fees described below and comply with the following provisions:

A.    Initial Franchise Fee. You must pay to us a nonrefundable Initial Franchise Fee of $25,000. The Initial Franchise Fee, payable in full on the date you sign this Agreement, is earned upon receipt and is in consideration for our expenses incurred and services rendered in granting you the franchise rights.

B.     Royalty Fee. In addition to the Initial Franchise Fee, during the full term of this Agreement and in consideration of the rights granted to you, you must pay to us as a weekly Royalty Fee an amount equal to 6% of Gross Sales.

C.     Marketing Fee. You must pay to us a weekly Marketing Fee of 1% of Gross Sales. We reserve the right to increase the Marketing Fee up to 2% of Gross Sales, upon 60 days’ written notice.

D.    Lease Renewal Fee. At the end of your lease term, we will renegotiate the basic terms of the lease with your landlord. You must pay to us a fee of $5,000 for providing you with this service.

E.     Computations and Remittances. Except for the Initial Franchise Fee, you must compute all amounts due and owing at the end of each week’s operation and remittance for the amounts must be made to us on or before the Wednesday of the following week, accompanied by the reports required by subparagraph 9.I of this Agreement. You must certify the computation of the amounts in the manner and form we specify, and you must supply to us any supporting or supplementary materials as we reasonably require to verify the accuracy of remittances. You waive any and all existing and future claims and offsets against any amounts due under this Agreement, which amounts you must pay when due. We have the right to apply or cause to be applied against amounts due to us, our parent company or any of our affiliates any amounts that we, our parent company or our affiliates may hold from time to time on your behalf or that we, our parent company or our affiliates owe to you. Further, if you are delinquent in the payment of any amounts owed to us, we have the right to require you to prepay estimated Royalty Fees and Marketing Fees.

F.     Electronic Transfer of Funds. You must sign an electronic transfer of funds authorization, attached as Appendix C, to authorize and direct your bank or financial institution to transfer electronically, on a weekly basis, directly to our account or our parent company’s or our affiliates’ account and to charge to your account all amounts due to us, our parent company or our affiliates. You must maintain a balance in your account sufficient to allow us, our parent company and our affiliates to collect the amounts owed when due. You are responsible for any penalties, fines or other similar expenses associated with the transfer of funds described in this subparagraph. If, at any time, we, our parent company or our affiliates attempt to transfer funds and there are insufficient funds in your account, you will be fined $100.00 per occurrence. Pursuant to subparagraph 13.B.2, it is considered a default of this Agreement with no option to cure if there are insufficient funds in your account 2 or more times within any 12-month period.

G.     Interest Charges. Any and all amounts that you owe to us, our parent company or to our affiliates will bear interest at the rate of 18% per annum or the maximum contract rate of interest permitted by governing law, whichever is less, from and after the date of accrual. A payment is delinquent for any of the following reasons: (i) we do not receive the payment on or before the date due; or (ii) there are insufficient funds in your bank account to collect the payment by a transfer of funds on or after the date due.

H.    Financial Planning and Management. You must record daily all sales on a cash register tape point-of-sale software or similar device that we approve. You must keep books and records and submit reports as we periodically require, including, but not limited to, a monthly profit plan, monthly balance sheet and monthly statement of profit and loss, records of prices and special sales, check registers, purchase records, invoices, sales summaries and inventories, sales tax records and returns, payroll records, cash disbursement journals and general ledger, all of which accurately reflect the operations and condition of your Gelato Bar operations. You must compile, keep and submit to us the books, records and reports to us on the forms and using the methods of bookkeeping and accounting as we periodically may prescribe. The records that you are required to keep for your Gelato Bar must include detailed daily sales, cost of sales, and other relevant records or information maintained in an electronic media format and methodology we approve. You must provide this information to us according to reporting formats, methodologies and time schedules that we establish from time to time. You also must preserve and retain the books, records and reports for not less than 36 months. You must allow us electronic and manual access to any and all records relating to your Gelato Bar.

I.      Reports and Audit. You must verify the accuracy of the Gross Sales figure on Wednesday of each week for the preceding week. Within 10 days after the end of each month, you must submit to us a report with respect to the preceding calendar month in the form and content as we periodically prescribe. The report must include, but not be limited to, the following information for the preceding month: (i) amount of Gross Sales and gross receipts of the Gelato Bar, amount of sales tax and the computation of the Royalty Fee and the Marketing Fee; (ii) quantities of products purchased and the sources from which each were obtained; (iii) if we request, copies of your most recent sales tax return, monthly sales summary and monthly balance sheet and statement of profit and loss, including a summary of your costs for utilities, labor, rent and other material cost items; and (iv) if requested by us to verify your Gross Sales, all such books and records as we may require under our audit policies published from time to time. You also must, at your expense, submit to us within 90 days after the end of each fiscal year a detailed balance sheet, profit and loss statement and statement of cash flows for such fiscal year, prepared on an accrual basis including all adjustments necessary for fair presentation of the financial statements. We may require that the annual financial statements be reviewed by a certified public accountant. You must certify all reports to be true and correct. You acknowledge and agree that we have the right to impose these requirements on you regardless of whether we impose the same requirement on our other franchisees.

We or our authorized representative have the right at all times during the business day to enter the premises where your books and records relative to the Gelato Bar are kept and to evaluate, copy and audit such books and records. We also have the right to request information from your suppliers and vendors. In the event that any such evaluation or audit reveals any understatement of your Gross Sales, Royalty Fees or Marketing Fees or a variance of 2% or more from data reported to us in respect to any other item that is material to the computation of fees or to the analysis of the operation, you must pay for the audit, and in addition to any other rights we may have, we have the right to conduct further periodic audits and evaluations of your books and records as we reasonably deem necessary for up to 2 years thereafter and any further audits and evaluations will be at your sole expense, including, without limitation, professional fees, travel, and room and board expenses directly related thereto. Furthermore, if you intentionally understate or underreport Gross Sales, Royalty Fees or Marketing Fees at any time, or if a subsequent audit or evaluation conducted within the 2-year period reveals any understatement of your Gross Sales, Royalty Fees or Marketing Fees or a variance of 2% or more from data reported to us in respect to any other item that is material to the computation of fees or to the analysis of the operation, in addition to any other remedies provided for in this Agreement, at law or in equity, we have the right to terminate this Agreement immediately. In order to verify the information that you supply, we have the right to reconstruct your sales through the inventory extension method or any other reasonable method of analyzing and reconstructing sales. You agree to accept any such reconstruction of sales unless you provide evidence in a form satisfactory to us of your sales within a period of 14 days from the date of notice of understatement or variance.

We will keep your financial books, records and reports confidential, unless the information is requested by tax authorities or used as part of a legal proceeding or in a manner as set forth in subparagraph 11.D.9 or where your information is grouped with similar information from other gelato bars to produce shared results like high-low ranges or average gross sales or expenses on a system-wide or regional basis.

YOUR OTHER OBLIGATIONS; NONCOMPETE COVENANTS

10.	You agree to comply with the following terms and conditions:

A.    Payment of Debts. You agree to pay promptly when due: (i) all payments, obligations, assessments and taxes due and payable to us, our parent company and our affiliates, vendors, suppliers, lessors, federal, state or local governments, or creditors in connection with your business; (ii) all liens and encumbrances of every kind and character created or placed upon or against any of the property used in connection with the Gelato Bar or business; and (iii) all accounts and other indebtedness of every kind incurred by you in the conduct of the Gelato Bar or business. If you default in making any such payment, we are authorized, but not required, to pay the same on your behalf and you agree promptly to reimburse us on demand for any such payment.

B.     Indemnification. You hereby waive all claims against us for damages to property or injuries to persons arising out of the operation of your Gelato Bar. You must fully protect, indemnify and hold us and our owners, directors, officers, successors and assigns and our parent company and our affiliates harmless from and against any and all claims, demands, damages and liabilities of any nature whatsoever arising in any manner, directly or indirectly, out of or in connection with or incidental to the operation of your Gelato Bar (regardless of cause or any concurrent or contributing fault or negligence of us, our parent company or our affiliates) or any breach by you or your failure to comply with the terms and conditions of this Agreement. We also reserve the right to select our own legal counsel to represent our interests, and you must reimburse us for our costs and attorneys’ fees immediately upon our request as they are incurred.

We hereby waive all claims against you for damages to property or injuries to persons arising out of the operation of our company or affiliate-owned gelato bars. We must fully protect, indemnify and defend you and your affiliates and hold you and them harmless from and against any and all claims, demands, damages and liabilities of any nature whatsoever arising in any manner, directly or indirectly, out of or in connection with or incidental to the operation of our company or affiliate-owned gelato bars (regardless of cause or any concurrent or contributing fault or negligence of you) or any breach by us or our failure to comply with the terms and conditions of this Agreement.

C.     Insurance. You must purchase and maintain in full force and effect, at your expense and from a company we accept, insurance that insures both you and us, our parent company and our affiliates and any other persons we designate by name. The insurance policies must include, at a minimum: (i) property damage coverage forms (sometimes called “All Risk coverage”) on the Gelato Bar and all fixtures, equipment, supplies and other property used in the operation of the Gelato Bar, for full repair and replacement value of the machinery, equipment and improvements, including full coverage for loss of income resulting from damage to the Gelato Bar without any co-insurance clause, except that an appropriate deductible clause is permitted; (ii) business interruption insurance covering a minimum 12 months loss of income, including coverage for our Royalty Fees with us named as a loss payee with respect to those fees; (iii) comprehensive general liability insurance, including product liability insurance, with minimum limits of $1,000,000 per occurrence and $2,000,000 aggregate; (iv) “Per Location” aggregate limits when multiple gelato bar locations are insured under one comprehensive general liability policy; (v) personal injury insurance, including minimum limits of $1,000,000 per occurrence and $2,000,000 aggregate; (vi) automobile liability insurance, including owned, hired and non-owned vehicle coverage with a minimum combined single limit of $1,000,000 per claim; (vii) workers’ compensation and employer’s liability insurance covering all of your employees; (viii) umbrella liability insurance, employers liability and automobile liability, with minimum limits of $2,000,000 per occurrence; (ix) us, our parent company and our affiliates as named additional insureds on all liability policies required by this subparagraph; and (x) any other such insurance coverages or amounts as required by law or other agreement related to the Gelato Bar.

The required insurance coverage must commence as of the date the building lease or building purchase agreement has been signed for your Authorized Location. You must deliver to us at commencement and thereafter annually or at our request a proper certificate evidencing the existence of such insurance coverage and your compliance with the provisions of this subparagraph. The insurance certificate must show our status as an additional insured (as noted in (viii) above) and provide that we will be given 30 days’ prior written notice of material change in or termination or cancellation of the policy. We also may request copies of all policies. We may modify the required minimum limits from time to time and by written notice to you, as conditions require, to reflect changes in relevant circumstances, industry standards, experiences in the MELT system, standards of liability and higher damage awards. If you do not procure and maintain the insurance coverage required by this Agreement, we have the right, but not the obligation, to procure insurance coverage and to charge same to you, together with a reasonable fee for the expenses we incur in doing so, payable by you immediately upon notice.

D.    Noncompete Covenants. You agree that you will receive valuable training and Confidential Information that you otherwise would not receive or have access to but for the rights licensed to you under this Agreement. You therefore agree to the following noncompetition covenants:

1.      Unless otherwise specified, the term “you” as used in this subparagraph 10.D includes, collectively and individually, you, all Principal Owner, guarantors, officers, directors, members, managers, partners, as the case may be, and holders of any ownership interest in you. We may require you to obtain from your Store Manager and other individuals identified in the preceding sentence a signed non-compete agreement in a form satisfactory to us that contains the non-compete provisions of this subparagraph 10.D.

2.      You covenant that during the term of this Agreement you will not, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person or entity, own, manage, operate, maintain, engage in, consult with or have any interest in any gelato bar or food business other than one authorized by this Agreement or any other agreement between us and you, except if, at the Effective Date of this Agreement, you operate or hold an interest in a restaurant or food business other than a quick service restaurant.

3.      You covenant that you will not, for a period of 2 years after the expiration or termination of this Agreement, regardless of the cause of termination, or within 2 years of the sale of the Gelato Bar or any interest in you, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person or entity, own, manage, operate, maintain, engage in, consult with or have any interest in a restaurant that sells or offers to dispense prepared food products or retail items and merchandise the same as or similar to the type sold in MELT gelato bars: (i) at the premises of the former Gelato Bar; (ii) within a 5-mile radius of the former Gelato Bar; or (iii) within a 5-mile radius of the location of any other business or restaurant using the MELT System, whether franchised or owned by us, our parent company or our affiliates.

4.      You agree that the length of time in subpart (3) will be tolled for any period during which you are in breach of the covenants or any other period during which we seek to enforce this Agreement. The parties agree that each of the foregoing covenants will be construed as independent of any other covenant or provision of this Agreement.

TRANSFER OF FRANCHISE

11.	You agree that the following provisions govern any transfer or proposed transfer:

A.    Transfers. We have entered into this Agreement with specific reliance upon your financial qualifications, experience, skills and managerial qualifications of you and the Principal Owner as being essential to the satisfactory operation of the Gelato Bar. Consequently, neither your interest in this Agreement nor in the Gelato Bar may be transferred or assigned to or assumed by any other person or entity (the “assignee”), in whole or in part, unless you have first tendered to us the right of first refusal to acquire this Agreement in accordance with subparagraph 11.F, and if we do not exercise such right, unless our prior written consent is obtained, the transfer fee provided for in subparagraph 11.C is paid, and the transfer conditions described in subparagraph 11.D are satisfied. Any sale (including installment sale), lease, pledge, management agreement, contract for deed, option agreement, assignment, bequest, gift or otherwise, or any arrangement pursuant to which you turn over all or part of the daily operation of the business to a person or entity who shares in the losses or profits of the business in a manner other than as an employee will be considered a transfer for purposes of this Agreement. Specifically, but without limiting the generality of the foregoing, the following events constitute a transfer and you must comply with the right of first refusal, consent, transfer fee, and other transfer conditions in this Paragraph 11:

1.      Any change or series of changes in the percentage of the franchisee entity owned, directly or indirectly, by the Principal Owner which results with the Principal Owner owning less than 51% of the franchisee entity; or

2.      For purposes of this subparagraph 11.A, a pledge or seizure of any ownership interests in you or in the Principal Owner that affects the ownership of 25% or more of you or Principal Owner, which we have not approved in advance in writing.

In the event of your insolvency or the filing of any petition by or against you under any provisions of any bankruptcy or insolvency law, if your legal representative, successor, receiver or trustee desires to succeed to your interest in this Agreement or the business conducted hereunder, such person first must notify us, tender the right of first refusal provided for in subparagraph 11.F, and if we do not exercise such right, must apply for and obtain our consent to the transfer, pay the transfer fee provided for in subparagraph 11.C, and satisfy the transfer conditions described in subparagraph 11.D. In addition, you or the assignee must pay the attorneys’ fees and costs that we incur in any bankruptcy or insolvency proceeding pertaining to you. Further, even if an individual transfer of a 5% or more interest does not trigger the transfer conditions set for the in subparagraph 11.D, you still must receive our prior written approval to the transfer of the 5% or more ownership interest in accordance with our policies, and the individual acquiring the interest must sign a personal guarantee.

You may not place in, on or upon the location of the Gelato Bar, or in any communication media or any form of marketing, any information relating to the sale of the Gelato Bar or the rights under this Agreement, without our prior written consent.

B.     Consent to Transfer. We will not unreasonably withhold our consent to transfer, provided we determine that all of the conditions described in this Paragraph 11 have been satisfied. Application for our consent to a transfer and tender of the right of first refusal provided for in subparagraph 11.F must be made by submission of our form of application for consent to transfer, which must be accompanied by the documents

(including a copy of the proposed purchase or other transfer agreement) or other required information. The application must indicate whether you or a Principal Owner proposes to retain a security interest in the property to be transferred. No security interest may be retained or created, however, without our prior written consent and except upon conditions acceptable to us. Any agreement used in connection with a transfer shall be subject to our prior written approval, which approval will not be withheld unreasonably. You immediately must notify us of any proposed transfer and must submit promptly to us the application for consent to transfer. Any attempted transfer by you without our prior written consent or otherwise not in compliance with the terms of this Agreement will be void and will provide us with the right to elect either to default and terminate this Agreement or to collect from you and the guarantors a transfer fee equal to two times the transfer fee provided for in subparagraph 11.C.

C.     Transfer Fee. You must pay to us a transfer fee, equal to sixty percent (60%) of the then-current Initial Franchise Fee, at the time you submit an application for consent to transfer. We will waive the transfer fee if the assignee is an existing franchisee, although you must pay our costs associated with the transfer, said amount not to exceed $2,500.

D.    Conditions of Transfer. We condition our consent to any proposed transfer, whether to an individual, a corporation, a partnership or any other entity upon the following:

1.      Assignee Requirements. The assignee must meet all of our then-current requirements for one of the franchise development programs we are offering at the time of the proposed transfer.

2.      Payment of Amounts Owed. All amounts owed by you to us, our parent company or any of our affiliates, your suppliers or any landlord for the Gelato Bar premises and Authorized Location, or upon which we, our parent company or any of our affiliates have any contingent liability must be paid in full.

3.      Reports. You must have provided all required reports to us in accordance with subparagraphs 9.H and I.

4.      Modernization. You must have complied with the provisions of subparagraph 5.E.

5.      Franchise Agreement. At our option, the assignee must sign (i) a written assignment agreement assuming and agreeing to perform all of the franchisee obligations under this Agreement or (ii) our then standard form of Franchise Agreement, together with any ancillary agreements we may require, for the term ending on the expiration date and with such renewal term as provided by this Agreement. The then standard form of Franchise Agreement may contain different terms and conditions, including higher or additional fees.

6.      Guarantee. In the case of an installment sale for which we have consented to you or the Principal Owner retaining a security interest or other financial interest in this Agreement or the business operated thereunder, you or such Principal Owner, and the guarantors, are obligated to guarantee the performance under this Agreement until the final close of the installment sale or the termination of such interest, as the case may be.

7.      General Release. You, each Principal Owner and each guarantor must sign a general release of all claims arising out of or relating to this Agreement, your Gelato Bar or the parties’ business relationship, in the form we designate, releasing us, our parent company and our affiliates.

8.      Training. The assignee must, at your or assignee’s expense, comply with the training requirements of subparagraph 7.B.

9.      Financial Reports and Data. We have the right to require you to prepare and furnish to assignee and/or us such financial reports and other data relating to the Gelato Bar and its operations as we deem reasonably necessary or appropriate for assignee and/or us to evaluate the Gelato Bar and the proposed transfer. You agree that we have the right to confer with proposed assignees and furnish them with information concerning the Gelato Bar and proposed transfer without being held liable to you, except for intentional misstatements made to an assignee. Any information furnished by us to proposed assignees is for the sole purpose of permitting the assignees to evaluate the Gelato Bar and proposed transfer and must not be construed in any manner or form whatsoever as earnings claims or claims of success or failure.

10.   Other Conditions. You must have complied with any other conditions that we reasonably require from time to time as part of our transfer policies.

E.     Death, Disability or Incapacity. If any individual who is a Principal Owner dies or becomes disabled or incapacitated and the decedent’s or disabled or incapacitated person’s heir or successor-in-interest wishes to continue as a Principal Owner, such person or entity must apply for our consent under subparagraph 11.B, comply with the training requirements of subparagraph 7.B if the Principal Owner also was the Store Manager (unless the heir or successor-in-interest finds another Principal Owner to qualify as the Store Manager), pay the applicable transfer fee under subparagraph 11.C, and satisfy the transfer conditions under subparagraph 11.D, as in any other case of a proposed transfer, all within 180 days of the death or event of disability or incapacity. During any transition period to an heir or successor-in-interest, the Gelato Bar still must be operated in accordance with the terms and conditions of this Agreement. If the assignee of the decedent or disabled or incapacitated person is the spouse or child of such person, no transfer fee will be payable to us and we will not have a right of first refusal as set forth in subparagraph 11.F.

F.     Right of First Refusal. If you propose to transfer or assign this Agreement or your interest herein or in the business, in whole or in part, to any third party, including, without limitation, any transfer contemplated by subparagraph 11.E or any transfer described in subparagraph 11.A, you first must offer to sell to us your interest. In the event of a bona fide offer from such third party, you must obtain from the third-party offeror and deliver to us a statement in writing, signed by the offeror and by you, of the terms of the offer. In the event the proposed transfer results from a change in control of the franchisee or a Principal Owner under subparagraphs 11.A.1 through

11.A.2, or your insolvency or the filing of any petition by or against you under any provisions of any bankruptcy or insolvency law, you first must offer to sell to us your interest in this Agreement and the land, building, equipment, furniture and fixtures, and any leasehold interest used in the operation of your Gelato Bar. Unless otherwise agreed to in writing by us and you, the purchase price for our purchase of assets in the event of a transfer that occurs by a change in control or insolvency or bankruptcy filing will be established by a qualified appraiser selected by the parties and in accordance with the price determination formula established in subparagraph 14.B in connection with an asset purchase upon expiration. In addition, unless otherwise agreed to in writing by us and you, the transaction documents, which we will prepare, will be those customary for this type of transaction and will include representations and warranties then customary for this type of transaction. If the parties cannot agree upon the selection of such an appraiser, a Judge of the United States District Court for the District in which the Authorized Location is located will appoint one upon petition of either party.

You or your legal representative must deliver to us a statement in writing incorporating the appraiser’s report and all other information we have requested. We then have 45 days from our receipt of the statement setting forth the third-party offer or the appraiser’s report and other requested information to accept the offer by delivering written notice of acceptance to you. Our acceptance of any right of first refusal will be on the same price and terms set forth in the statement delivered to us; provided, however, we have the right to substitute equivalent cash for any noncash consideration included in the offer. If we fail to accept the offer within the 45-day period, you will be free for 60 days after such period to effect the disposition described in the statement delivered to us provided such transfer is in accordance with this Paragraph 11. You may effect no other sale or assignment of you, this Agreement or the business without first offering the same to us in accordance with this subparagraph 11.F.

G.     Transfer by Us. We have the right to sell or assign, in whole or in part, our interest in this Agreement.

DISPUTE RESOLUTION

12.	The following provisions apply with respect to dispute resolution:

A.    Arbitration; Mediation. Except as qualified below, any dispute between you and us or any of our or your affiliates arising under, out of, in connection with or in relation to this Agreement, any lease or sublease for the Gelato Bar or Authorized Location, the parties’ relationship, or the business must be submitted to binding arbitration under the authority of the Federal Arbitration Act and must be arbitrated in accordance with the then-current rules and procedures and under the auspices of the American Arbitration Association. The arbitration must take place in the city where our headquarters is located, or at such other place as may be mutually agreeable to the parties. Any arbitration must be resolved on an individual basis and not joined as part of a class action or the claims of other parties. The arbitrators must follow the law and not disregard the terms of this Agreement. The arbitrators appointed must have at least 5 years’ experience in franchising or in franchise law.

The decision of the arbitrators will be final and binding on all parties to the dispute; however, the arbitrators may not under any circumstances: (i) stay the effectiveness of any pending termination of this Agreement; (ii) assess punitive or exemplary damages; or (iii) make any award which extends, modifies or suspends any lawful term of this Agreement or any reasonable standard of business performance that we set. A judgment may be entered upon the arbitration award by any state or federal court in the state where our headquarters or the Authorized Location is located.

Before the filing of any arbitration, the parties agree to mediate any dispute that does not include injunctive relief or specific performance actions covered under subparagraph 12.B, provided that the party seeking mediation must notify the other party of its intent to mediate prior to the termination of this Agreement. Mediation will be conducted by a mediator or mediation program agreed to by the parties. Persons authorized to settle the dispute must attend any mediation session. The parties agree to participate in the mediation proceedings in good faith with the intention of resolving the dispute if at all possible within 30 days of the notice from the party seeking to initiate the mediation procedures. If not resolved within 30 days, the parties are free to pursue arbitration. Mediation is a compromise negotiation for purposes of the federal and state rules of evidence, and the entire process is confidential.

B.     Injunctive Relief. Notwithstanding subparagraph 12.A above, you recognize that the Gelato Bar is one of a large number of restaurants and stores identified by the Trademarks and similarly situated and selling to the public similar products, and the failure on the part of a single franchisee to comply with the terms of its agreement could cause irreparable damage to us and/or to some or all of our other franchisees. Therefore, it is mutually agreed that in the event of a breach or threatened breach of any of the terms of this Agreement by you, we will forthwith be entitled to an injunction restraining such breach or to a decree of specific performance, without showing or proving any actual damage, together with recovery of reasonable attorneys’ fees and other costs incurred in obtaining said equitable relief, until such time as a final and binding determination is made by the arbitrators. Similarly, it is mutually agreed that in the event of our breach or threatened breach of any of the terms of this Agreement, you will forthwith be entitled to an injunction restraining such breach or to a decree of specific performance, without showing or proving any actual damage, together with recovery of reasonable attorneys’ fees and other costs incurred in obtaining said equitable relief, until such time as a final and binding determination is made by the arbitrators. The foregoing equitable remedies are in addition to, and not in lieu of, all other remedies or rights that the parties might otherwise have by virtue of any breach of this Agreement by the other party. Finally, we and our affiliates have the right to commence a civil action against you or take other appropriate action for the following reasons: to compel your compliance with trademark standards and requirements to protect the goodwill of the Trademarks; to compel you to compile and submit required reports to us; or to permit evaluations or audits authorized by this Agreement.

C.     Attorneys’ Fees. The prevailing party in any action or proceeding arising under, out of, in connection with, or in relation to this Agreement, any lease or sublease for the Gelato Bar or Authorized Location, or the business will be entitled to recover its reasonable attorneys’ fees and costs.

DEFAULT AND TERMINATION

13.	The following provisions apply with respect to default and termination:

A.    Defaults. You are in default if we determine that you or the Principal Owner or guarantor has breached any of the terms of this Agreement or any other agreement between you and us or our parent company or our affiliates, which without limiting the generality of the foregoing includes making any false report to us, intentionally understating or underreporting or failure to pay when due any amounts required to be paid to us, our parent company or any of our affiliates, conviction of you, a Principal Owner, or a guarantor of (or pleading no contest to) any misdemeanor that brings or tends to bring any of the Trademarks into disrepute or impairs or tends to impair your reputation or the goodwill of any of the Trademarks or the Gelato Bar, any felony, filing of tax or other liens that may affect this Agreement, voluntary or involuntary bankruptcy by or against you or the Principal Owner or guarantor, insolvency, making an assignment for the benefit of creditors or any similar voluntary or involuntary arrangement for the disposition of assets for the benefit of creditors.

B.     Termination by Us. We have the right to terminate this Agreement in accordance with the following provisions:

1.      Termination After Opportunity to Cure. Except as otherwise provided in this subparagraph 13.B: (i) you will have 30 days from the date of our issuance of a written notice of default to cure any default under this Agreement, other than a failure to pay amounts due or submit required reports, in which case you will have 10 days to cure those defaults; (ii) your failure to cure a default within the 30-day or 10-day period will provide us with good cause to terminate this Agreement; (iii) the termination will be accomplished by mailing or delivering to you written notice of termination that will identify the grounds for the termination; and (iv) the termination will be effective immediately upon our issuance of the written notice of termination.

2.      Immediate Termination With No Opportunity to Cure. In the event any of the following defaults occurs, you will have no right or opportunity to cure the default and this Agreement will terminate effective immediately on our issuance of written notice of termination: any material misrepresentation or omission in your franchise application, your voluntary abandonment of this Agreement or the Authorized Location, the loss of your lease, the failure to timely cure a default under the lease, the loss of your right of possession or failure to reopen or relocate under subparagraph 5.D, the closing of the Gelato Bar by any state or local authorities for health or public safety reasons, any unauthorized use of the Confidential Information, insolvency of you, a Principal Owner, the Store Manager or guarantor, you, a Principal Owner, the Store Manager or guarantor making an assignment or entering into any similar arrangement for the benefit of creditors, conviction of you, the Principal Owner, the Store Manager, or guarantors of (or pleading no contest to) any felony or misdemeanor that brings or tends to bring any of the Trademarks into disrepute or impairs or tends to impair your reputation or the goodwill of the Trademarks or the Gelato Bar, intentionally understating or underreporting Gross Sales, Royalty Fees or Marketing Fees or any understatement or 2% variance on a subsequent audit within a 2 year period under subparagraph 9.I, any unauthorized transfer or assignment in violation of Paragraph 11 or any default by you that is the second same or similar default within any 12-month consecutive period or the fourth default of any type within any 24-month consecutive period.

3.      Immediate Termination After No More than 24 Hours to Cure. In the event that a default under this Agreement occurs that materially impairs the goodwill associated with any of the Trademarks, violates any health safety or sanitation law or regulation, violates any system standard as to food handling, cleanliness, health and sanitation, or if the operation of the Gelato Bar presents a health or safety hazard to your customers or to the public: (i) you will have no more than 24 hours after we provide written notice of the default to cure the default; and (ii) this Agreement will terminate effective immediately on our issuance of written notice of termination.

4.      Effect of Other Laws. The provisions of any valid, applicable law or regulation prescribing permissible grounds, cure rights or minimum periods of notice for termination of this franchise supersede any provision of this Agreement that is less favorable to you.

C.     Termination by You. You may terminate this Agreement as a result of a breach by us of a material provision of this Agreement provided that: (i) you provide us with written notice of the breach that identifies the grounds for the breach; and (ii) we fail to cure the breach within 30 days after our receipt of the written notice. If we fail to cure the breach, the termination will be effective 60 days after our receipt of your written notice of breach. Your termination of this Agreement under this Paragraph will not release or modify your Post-Term obligations under Paragraph 14 of this Agreement.

D.    Assumption of Management. If you are in default of this Agreement, we have the right, at our option, to enter the Authorized Location and assume the management of your Gelato Bar for any period of time we deem appropriate. If we assume management of your Gelato Bar, we will appoint a manager who will maintain the Gelato Bar operations. All funds from the operation of your Gelato Bar during the period of management by our appointed manager will be kept in a separate fund, and all expenses of your Gelato Bar, including compensation, other costs, and travel and living expenses of our appointed manager, will be charged to such fund. As compensation for such management services, we will charge such fund 10% of the Gross Sales of your Gelato Bar during the period of our management. Operation of your Gelato Bar during any such period will be on your behalf, provided that we will have a duty only to utilize our good faith effort and will not be liable to you for any debts or obligations incurred by your Gelato Bar or to any of your creditors for any merchandise, materials, supplies or services purchased by your Gelato Bar during any period in which your Gelato Bar is managed by our appointed manager. You will maintain in force for your Gelato Bar all insurance policies required by this Agreement. Our right to assume management of your Gelato Bar pursuant to this subparagraph 13.D is in addition to and does not affect our right to terminate this Agreement under Paragraph 13.

POST-TERM OBLIGATIONS

14.	Upon the expiration or termination of this Agreement:

A.    Reversion of Rights; Discontinuation of Trademark Use. All of your rights to the use of the Trademarks and all other rights and licenses granted herein and the right and license to conduct business under the Trademarks at the Authorized Location will revert to us without further act or deed of any party. All of your right, title and interest in, to and under this Agreement will become our property. Upon our demand, you must assign to us or our assignee your remaining interest in any lease then in effect for the Gelato Bar (although we will not assume any past due obligations). You must immediately comply with the post-term noncompete obligations under subparagraph 10.D, cease all use and display of the Trademarks and of any proprietary material (including the manual and the product preparation materials) and of all or any portion of point-of-sale materials furnished or approved by us, assign all right, title and interest in the telephone numbers for the Gelato Bar and cancel or assign, at our option, any assumed name rights or equivalent registrations filed with authorities. You must pay all sums due to us, our parent company or our affiliates or designees and all sums you owe to third parties that have been guaranteed by us, our parent company or any of our affiliates. You must immediately return to us, at your expense, all copies of the manuals and product preparation materials then in your possession or control or previously disseminated to your employees and continue to comply with the confidentiality provisions of subparagraph 6.J. You must promptly at your expense and subject to subparagraph 14.B, remove or obliterate all Gelato Bar signage, displays or other materials in your possession at the Authorized Location or elsewhere that bear any of the Trademarks or names or material confusingly similar to the Trademarks and so alter the appearance of the Gelato Bar as to differentiate the Gelato Bar unmistakably from duly licensed restaurants identified by the Trademarks. If, however, you refuse to comply with the provisions of the preceding sentence within 30 days, we have the right to enter the Authorized Location and remove all Gelato Bar signage, displays or other materials in your possession at the Authorized Location or elsewhere that bear any of the Trademarks or names or material confusingly similar to the Trademarks, and you must reimburse us for our costs incurred. Notwithstanding the foregoing, in the event of expiration or termination of this Agreement, you will remain liable for your obligations pursuant to this Agreement or any other agreement between you and us, our parent company or our affiliates that expressly or by their nature survive the expiration or termination of this Agreement.

B.     Purchase Option. We have the right to purchase or designate a third party that will purchase all or any portion of the assets of your Gelato Bar that are owned by you or any of your affiliates including, without limitation, the building, equipment, fixtures, signage, fixtures, furnishings, supplies, leasehold improvements and inventory of the Gelato Bar at a price determined by a qualified appraiser (or qualified appraisers if one party believes it is better to have a real estate appraiser appraise the value of the land and building and a business appraiser appraise the Gelato Bar’s other assets) selected with the consent of both parties, provided we give you written notice of our preliminary intent to exercise our purchase rights under this Paragraph within 30 days after the date of the expiration or termination of this Agreement. If the parties cannot agree upon the selection of an appraiser(s), one or both will be appointed by a Judge of the United States District Court for the District in which the Authorized Location is located upon petition of either party. The price determined by the appraiser(s) will be the reasonable fair market value of the assets based on their continuing use in, as, and for the operation of a MELT - GELATO ITALIANO gelato bar and the appraiser will designate a price for each category of asset (e.g., land, building, equipment, fixtures, etc.), but shall not include the value of any goodwill of the business, as the goodwill of the business is attributable to the Trademarks and the System.

Within 45 days after our receipt of the appraisal report, we or our designated purchaser will identify the assets, if any, that we intend to purchase at the price designated for those assets in the appraisal report. We or our designated purchaser and you will then proceed to complete and close the purchase of the identified assets, and to prepare and execute purchase and sale documents customary for the assets being purchased, in a commercially reasonable time and manner. We and you will each pay one-half of the appraiser’s fees and expenses. Our interest in the assets of the Gelato Bar that are owned by you or your affiliates will constitute a lien thereon and may not be impaired or terminated by the sale or other transfer of any of those assets to a third party. Upon our or our designated purchaser’s exercise of the purchase option and tender of payment, you agree to sell and deliver, and cause your affiliates to sell and deliver, the purchased assets to us or our designated purchaser, free and clear of all encumbrances, and to execute and deliver, and cause your affiliates to execute and deliver, to us or our designated purchaser a bill of sale therefor and such other documents as may be commercially reasonable and customary to effectuate the sale and transfer of the assets being purchased.

If we do not exercise our option to purchase under this subparagraph, you may sell or lease the Gelato Bar premises to a third-party purchaser, provided that your agreement with the purchaser includes a covenant by the purchaser, which is expressly enforceable by us as a third-party beneficiary, pursuant to which the purchaser agrees, for a period of 2 years after the expiration or termination of this Agreement, not to use the premises for the operation of a restaurant business that has a menu or method of operation similar to that employed by our company-owned or franchised restaurants.

C.     Claims. You and your Principal Owner and guarantors may not assert any claim or cause of action against us, our parent company or our affiliates relating to this Agreement or the MELT - GELATO ITALIANO business after the shorter period of the applicable statute of limitations or one year following the effective date of termination of this Agreement; provided that where the one-year limitation of time is prohibited or invalid by or under any applicable law, then and in that event no suit or action may be commenced or maintained unless commenced within the applicable statute of limitations.

GENERAL PROVISIONS

15.	The parties agree to the following provisions:

A.    Severability. Should one or more clauses of this Agreement be held void or unenforceable for any reason by any court of competent jurisdiction, such clause or clauses will be deemed to be separable in such jurisdiction and the remainder of this Agreement is valid and in full force and effect and the terms of this Agreement must be equitably adjusted so as to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses. It is the intent and expectation of each of the parties that each provision of this Agreement will be honored, carried out and enforced as written. Consequently, each of the parties agrees that any provision of this

Agreement sought to be enforced in any proceeding must, at the election of the party seeking enforcement and notwithstanding the availability of an adequate remedy at law, be enforced by specific performance or any other equitable remedy.

B.     Waiver/Integration. No waiver by us of any breach by you, nor any delay or failure by us to enforce any provision of this Agreement, may be deemed to be a waiver of any other or subsequent breach or be deemed an estoppel to enforce our rights with respect to that or any other or subsequent breach. Subject to our rights to modify Appendices and/or standards and as otherwise provided herein, this Agreement may not be waived, altered or rescinded, in whole or in part, except by a writing signed by you and us. This Agreement together with the addenda and appendices hereto and the application form executed by you requesting us to enter into this Agreement constitute the sole agreement between the parties with respect to the entire subject matter of this Agreement and embody all prior agreements and negotiations with respect to the business. You acknowledge and agree that you have not received any warranty or guarantee, express or implied, as to the potential volume, profits or success of your business. There are no representations or warranties of any kind, express or implied, except as contained herein and in the aforesaid application.

C.     Notices. Except as otherwise provided in this Agreement, any notice, demand or communication provided for herein must be in writing and signed by the party serving the same and either delivered personally or by a reputable overnight service or deposited in the United States mail, service or postage prepaid, or electronically by fax or email ??? and if such notice is a notice of default or of termination, by registered or certified mail, and addressed as follows:

1.      If intended for us, addressed to _______________, Melt Franchising, LLC, 45320 Corte Palmito, Temecula, CA 92592.

2.      If intended for you, addressed to you at ___________________________________________________________________________________or at the Authorized Location; or,

in either case, to such other address as may have been designated by notice to the other party. Notices for purposes of this Agreement will be deemed to have been received if mailed or delivered as provided in this subparagraph.

D.    Authority. Any modification, consent, approval, authorization or waiver granted hereunder required to be effective by signature will be valid only if in writing executed by the Store Manager or, if on behalf of us, in writing executed by our President or one of our authorized Vice Presidents.

E.     References. If the franchisee is 2 or more individuals, the individuals are jointly and severally liable, and references to you in this Agreement includes all of the individuals. Headings and captions contained herein are for convenience of reference and may not be taken into account in construing or interpreting this Agreement.

F.     Guarantee. All persons owning 10% or more of a franchisee that is a corporation, partnership, limited liability company or partnership or other legal entity must execute the form of undertaking and guarantee at the end of this Agreement. Any person or entity that at any time after the date of this Agreement becomes a 5% owner pursuant to the provisions of Paragraph 11 or otherwise must execute the form of undertaking and guarantee at the end of this Agreement.

G.     Successors/Assigns. Subject to the terms of Paragraph 11 hereof, this Agreement is binding upon and inures to the benefit of the administrators, executors, heirs, successors and assigns of the parties.

H.    Interpretation of Rights and Obligations. The following provisions apply to and govern the interpretation of this Agreement, the parties’ rights under this Agreement, and the relationship between the parties:

1.      Applicable Law and Waiver. Subject to our rights under federal trademark laws and the parties’ rights under the Federal Arbitration Act in accordance with Paragraph 12 of this Agreement, the parties’ rights under this Agreement, and the relationship between the parties is governed by, and will be interpreted in accordance with, the laws (statutory and otherwise) of the state in which the Authorized Location is located. You waive, to the fullest extent permitted by law, the rights and protections that might be provided through the laws of any state relating to franchises or business opportunities, other than those of the state in which the Authorized Location is located.

2.      Our Rights. Whenever this Agreement provides that we have a certain right, that right is absolute and the parties intend that our exercise of that right will not be subject to any limitation or review. We have the right to operate, administrate, develop, and change the System in any manner that is not specifically precluded by the provisions of this Agreement, although this right does not modify the requirements of subparagraph 5.E and other express limitations set forth in this Agreement.

3.      Our Reasonable Business Judgment. Whenever we reserve discretion in a particular area or where we agree to exercise our rights reasonably or in good faith, we will satisfy our obligations whenever we exercise Reasonable Business Judgment in making our decision or exercising our rights. Our decisions or actions will be deemed to be the result of Reasonable Business Judgment, even if other reasonable or even arguably preferable alternatives are available, if our decision or action is intended, in whole or significant part, to promote or benefit the System generally even if the decision or action also promotes our financial or other individual interest. Examples of items that will promote or benefit the System include, without limitation, enhancing the value of the Trademarks, improving customer service and satisfaction, improving product quality, improving uniformity, enhancing or encouraging modernization and improving the competitive position of the System.

I.      Venue. Any cause of action, claim, suit or demand allegedly arising from or related to the terms of this Agreement or the relationship of the parties that is not subject to arbitration under Paragraph 12, must be brought in any state or federal court in Los Angeles County, California. Both parties hereto irrevocably submit themselves to, and consent to, the jurisdiction of said courts. The provisions of this subparagraph will survive the termination of this Agreement. You are aware of the business purposes and needs underlying the language of this subparagraph, and with a complete understanding thereof, agree to be bound in the manner set forth.

J.      Jury Waiver. All parties hereby waive any and all rights to a trial by jury in connection with the enforcement or interpretation by judicial process of any provision of this Agreement, and in connection with allegations of state or federal statutory violations, fraud, misrepresentation or similar causes of action or any legal action initiated for the recovery of damages for breach of this Agreement.

K.    Waiver of Punitive Damages. You and us, our parent company and our affiliates agree to waive, to the fullest extent permitted by law, the right to or claim for any punitive or exemplary damages against the other and agree that in the event of any dispute between them, each will be limited to the recovery of actual damages sustained.

L.     Relationship of the Parties. You and we are independent contractors. Neither party is the agent, legal representative, partner, subsidiary, joint venturer or employee of the other. Neither party may obligate the other or represent any right to do so. This Agreement does not reflect or create a fiduciary relationship or a relationship of special trust or confidence.

M.    Force Majeure. In the event of any failure of performance of this Agreement according to its terms by any party the same will not be deemed a breach of this Agreement if it arose from a cause beyond the control of and without the negligence of said party. Such causes include, but are not limited to, strikes, wars, riots and acts of government except as may be specifically provided for elsewhere in this Agreement.

N.    Adaptations and Variances. Complete and detailed uniformity under many varying conditions may not always be possible, practical, or in the best interest of the System. Accordingly, we have the right to vary the Menu Items and other standards, specifications, and requirements for any franchised restaurant or franchisee based upon the customs or circumstances of a particular franchise or operating agreement, site or location, population density, business potential, trade area population, existing business practice, competitive circumstance or any other condition that we deem to be of importance to the operation of such restaurant or store, franchisee’s business or the System. We are not required to grant to you a like or other variation as a result of any variation from standard menus, specifications or requirements granted to any other franchisee. You acknowledge that you are aware that our other franchisees operate under a number of different forms of agreement that were entered into at different times and that, consequently, the obligations and rights of the parties to other agreements may differ materially in certain instances from your rights and obligations under this Agreement.

O.    Notice of Potential Profit. We, our Parent and our affiliates may from time to time make available to you goods, products and services for use in your Gelato Bar on the sale of which we, our Parent and our affiliates may make a profit. Further, we, our Parent and our affiliates may from time to time receive consideration from suppliers and manufacturers in respect to sales of goods, products or services to you or in consideration of services rendered or rights licensed to such persons. You agree that we, our Parent and our affiliates are entitled to said profits or consideration.

P.     Interference with Employment Relations. During the term of this Agreement, neither we nor you may employ or seek to employ, directly or indirectly, any person who is at the time or was at any time during the prior 6 months employed in any type of managerial position by the other party or any of its subsidiaries or affiliates, or by any franchisee in the system, unless the violating party compensates the former employer for all losses and expenses incurred in losing and replacing the employee. This subparagraph will not be violated if, at the time we or you employ or seek to employ the person, the former employer has given its written consent. The parties acknowledge and agree that any franchisee from whom an employee was hired by you in violation of this subparagraph shall be a third-party beneficiary of this provision, but only to the extent they may seek compensation from you.

Q.    Effective Date. We will designate the “Effective Date” of this Agreement in the space provided on the cover page. If no Effective Date is designated on the cover page, the Effective Date is the date when we sign this Agreement. However, as described in subparagraph 5.A, you do not have the right to, and may not, open and commence operation of a Gelato Bar at the Authorized Location until we notify you that you have satisfied all of the pre-opening conditions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Franchise Agreement as of the dates written below.

FRANCHISEE: (For an Entity)	FRANCHISEE: (For an Individual)

Date:	Date:

,	Name:
a	(Please type or print)
(Please type or print name and type of entity)

Signature:

By:

(Signature of person signing on behalf of entity)	Witness:
(Please type or print)

(Please type or print name of person	Signature:
signing on behalf of entity)

Its:	Date:

(Please type or print title of person

signing on behalf of entity	Name:

(Please type or print)

Witness:

(Please type or print)	Signature:

Signature:	Witness:

(Please type or print)

Signature:

US:

MELT FRANCHISING, LLC

Date:

By:

Its:

PERSONAL GUARANTEE AND AGREEMENT TO BE BOUND

PERSONALLY BY THE TERMS AND CONDITIONS

OF THE FRANCHISE AGREEMENT

In consideration of the execution of the Franchise Agreement by us, and for other good and valuable consideration, the undersigned, for themselves, their heirs, successors, and assigns, do jointly, individually and severally hereby become surety and guarantor for the payment of all amounts and the performance of the covenants, terms and conditions in the Franchise Agreement, to be paid, kept and performed by the franchisee, including without limitation the arbitration and other dispute resolution provisions of the Agreement.

Further, the undersigned, individually and jointly, hereby agree to be personally bound by each and every condition and term contained in the Franchise Agreement, including but not limited to the non-compete provisions in subparagraph 10.D, and agree that this Personal Guarantee will be construed as though the undersigned and each of them executed a Franchise Agreement containing the identical terms and conditions of this Franchise Agreement.

The undersigned waives: (1) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; (2) protest and notice of default to any party respecting the indebtedness or nonperformance of any obligations hereby guaranteed; and (3) any right he/she may have to require that an action be brought against the franchisee or any other person as a condition of liability.

In addition, the undersigned consents and agrees that: (1) the undersigned’s liability will not be contingent or conditioned upon our pursuit of any remedies against the franchisee or any other person; and (2) such liability will not be diminished, relieved or otherwise affected by franchisee’s insolvency, bankruptcy or reorganization, the invalidity, illegality or unenforceability of all or any part of the Franchise Agreement, or the amendment or extension of the Franchise Agreement with or without notice to the undersigned.

It is further understood and agreed by the undersigned that the provisions, covenants and conditions of this Guarantee will inure to the benefit of our successors and assigns.

FRANCHISEE:

PERSONAL GUARANTORS:

Individually			Individually

Print Name				Print Name

	Address			Address

City	State	Zip Code	City	State	Zip Code

Telephone				Telephone

OWNERSHIP AND MANAGEMENT ADDENDUM TO

MELT - GELATO ITALIANO(tm) FRANCHISE AGREEMENT

1.           Principal Owner. You represent and warrant to us that the following person or entity, and only the following person and entity, will be your Principal Owner:

PERCENTAGE
NAME	HOME ADDRESS	OF INTEREST

2.            Ownership Interests. The individual owners of the franchisee entity, their addresses, phone numbers, and their respective interest in the franchisee entity are as follows:

LIST OF MEMBERS, OFFICERS AND DIRECTORS OR PARTNERS (Please print and provide complete address)
Name	Title	Address & Home Phone	% Ownership

3.           Change. You must immediately notify us in writing of any change in the information contained in this Addendum and, at our request, prepare and sign a new Addendum containing the correct information.

4.           Effective Date. This Addendum is effective as of this ______ day of ___________________, 20___.

_________________________________	____________________________________
Your Initials	Our Initials

M1:1192417.03

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ACKNOWLEDGEMENT ADDENDUM TO

FRANCHISE AGREEMENT

NOTE: Please read and understand this Addendum in its entirety. As you know, you and we are entering into a Franchise Agreement for the operation of a franchised business. The purpose of this Acknowledgement Addendum is to determine whether any statements or promises were made to you that we have not authorized or that may be untrue, inaccurate or misleading, and to be certain that you understand the limitations on claims that may be made by you by reason of the offer and sale of the franchise and operation of your business. Further, we also want to confirm that you are not relying on any unauthorized statements or promises. Please review each of the following questions carefully and provide honest responses to each question.

Acknowledgments and Representations*.

1.	Did you receive a copy of our Offering Circular (and all exhibits and attachments) at least 10 business days prior to signing the Franchise Agreement? Check one: (_)Yes (_) No. If no, please comment:

                                                                                                                                                               .

2.	Have you studied and reviewed carefully our Offering Circular and Franchise Agreement? Check one: (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

3.	Did you receive a copy of the Franchise Agreement at least 5 business days prior to the date on which the Franchise Agreement was executed? Check one: (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

4.	Did you understand all the information contained in both the Offering Circular and Franchise Agreement? Check one: (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

5.

Was any oral, written or visual claim or representation made to you which contradicted the disclosures in the Offering Circular? Check one: (_) No (_) Yes. If yes, please state in detail the oral, written or visual claim or representation:

                                                                                                                                                               .

6.

Did any employee or other person speaking on behalf of Melt Franchising LLC make any oral, written or visual claim, statement, promise or representation to you that stated, suggested, predicted sales, revenues, expenses, earnings, income or profit levels at any MELT(tm) location or business, or in the likelihood of success at your franchised business? Check one: (_) No (_) Yes. If yes, please state in detail the oral, written or visual claim or representation: ________________

                                                                                                                                                               .

7.

Did any employee or other person speaking on behalf of Melt Franchising LLC make any statement or promise regarding the costs involved in operating a franchise that is not contained in the Offering Circular or that is contrary to, or different from, the information contained in the Offering Circular. Check one: (_) Yes (_) No. If yes, please comment:

                                                                                                                                                               .

8.	Do you understand that the franchise granted is for the right to operate a business at the authorized location only and includes no exclusive area or protected territory, and that we and our

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affiliates have the right to issue franchises or operate competing businesses for or at locations, as we determine, near your Gelato Bar? Check one: (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

9.

Do you understand that the Franchise Agreement contains the entire agreement between you and us concerning the franchise for the Business, meaning that any prior oral or written statements not expressly stated in the Franchise Agreement will not be binding and you must rely on any such statements? Check one: (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

10.

Do you understand that the success or failure of your Gelato Bar will depend in large part upon your skills and experience, your business acumen, your location, the local market for products under the Trademarks, interest rates, the economy, inflation, the number of employees you hire and their compensation, competition and other economic and business factors? Further, do you understand that the economic and business factors that exist at the time you open your business may change? Check one (_) Yes (_) No. If no, please comment:

                                                                                                                                                               .

YOU UNDERSTAND THAT YOUR ANSWERS ARE IMPORTANT TO US AND THAT WE WILL RELY ON THEM. BY SIGNING THIS ADDENDUM, YOU ARE REPRESENTING THAT YOU HAVE CONSIDERED EACH QUESTION CAREFULLY AND RESPONDED TRUTHFULLY TO THE ABOVE QUESTIONS. IF MORE SPACE IS NEEDED FOR ANY ANSWER, CONTINUE ON A SEPARATE SHEET AND ATTACH.

NOTE: IF THE RECIPIENT IS A CORPORATION, PARTNERSHIP, LIMITED LIABILITY COMPANY OR OTHER ENTITY, EACH OF ITS OWNERS MUST EXECUTE THIS ACKNOWLEDGEMENT.

Signed:_____________________________ Print Name: _________________________ Date: ______________________________	Signed: ___________________________ Print Name: ________________________ Date: _____________________________
Signed: _____________________________ Print Name: __________________________ Date: _______________________________	APPROVED ON BEHALF OF MELT FRANCHISING LLC By:________________________________ Title: ______________________________ Date: ______________________________

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APPENDIX A

TO FRANCHISE AGREEMENT

MARKS

You have the right to use the following trademarks and service marks in accordance with the attached Franchise Agreement.

We may amend this Appendix “A” from time to time in order to make available additional trademarks or service marks or to delete those that become unavailable. You agree to use only those trademarks and service marks that are then currently authorized.

Each of the trademarks and service marks below may be used only in the manner specified by us and in connection with the goods and services specified by us. No deviations will be permitted.

PRINCIPAL TRADEMARKS	Principal/ Supplemental Register	FILING DATE	SERIAL NUMBER
MELT-GELATO ITALIANO and Design	Principal	September 22, 2003	76,549,686

MENU

You have the right to offer for sale only the Menu Items and other food and beverage products set forth below. You must prepare these Menu Items and products in accordance with our written standards and procedures in accordance with subparagraphs 6.A – 6.C of the Franchise Agreement and our Manual.

We may amend this Appendix “A” from time to time to make available additional Menu Items and other products or to delete Menu Items and products. You agree to offer for sale only those Menu Items and products that are then currently authorized.

Initials:

Us:

You:

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APPENDIX B

TO FRANCHISE AGREEMENT

DRAFT AUTHORIZATION FOR PREARRANGED PAYMENTS

(DIRECT DEBITS)

                                                                                                                        (Name of Legal Entity)

                                                                                                                        Name Account (if different)

(Street Address)	(City, State, Zip Code)

Federal Tax Identification Number:                                   Phone Number: (            )

The undersigned depositor (“DEPOSITOR”) hereby authorizes Melt Franchising LLC (“COMPANY”) to initiate debit entries and/or credit correction entries to the undersigned’s checking and/or savings account(s) indicated below and the depository designated below (“DEPOSITORY”) and to debit such account pursuant to COMPANY’s instructions for any and all amounts due to COMPANY. The DEPOSITOR understands that all amounts debited from the account below will be credited to COMPANY’s account.

DEPOSITORY	Branch

City	State	Zip Code

Telephone Number of Bank	Type of Account

Bank Transit/ABA Number	Account Number

This authority is to remain in full force and effect until DEPOSITORY has received joint written notification from COMPANY and DEPOSITOR of the DEPOSITOR’s termination of such authority in such time and in such manner as to afford DEPOSITORY a reasonable opportunity to act on it. Notwithstanding the foregoing, DEPOSITORY shall provide COMPANY and DEPOSITOR with thirty (30) days’ prior written notice of the termination of this authority. If an erroneous debit entry is initiated to DEPOSITOR’s account, DEPOSITOR shall have the right to have the amount of such entry credited to such account by DEPOSITORY, if (a) within fifteen (15) calendar days following the date on which DEPOSITORY sent to DEPOSITOR a statement of account or a written notice pertaining to such entry or (b) forty-five (45) days after posting, whichever occurs first, DEPOSITOR shall have sent to DEPOSITORY a written notice identifying such entry, stating that such entry was in error and requesting DEPOSITORY to credit the amount thereof to such account. These rights are in addition to any rights DEPOSITOR may have under federal and state banking laws.

DEPOSITOR	NOTE: Please attach a voided check to the
completed copy of this form when returned.

By:

Title:

Date:

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APPENDIX C

TO FRANCHISE AGREEMENT

Addendum to Lease

This Lease Addendum (“Addendum”), dated                     , 200__, is entered into between                (“Lessor”), and                                                      (“Lessee”).

RECITALS

A.	The parties have entered into a Lease Agreement, dated , 200_, (the “Lease”) for the premises located at (the “Premises”).

B.

Lessee has agreed to use the Premises only for the operation of a gelato bar business from the Premises pursuant to a Franchise Agreement (the “Franchise Agreement”) with Melt Franchising LLC (“Melt”) under the name __________ or other name Melt designates (the “Business”).

C.	The parties desire to amend the Lease in accordance with the terms and conditions contained in this Addendum.

AGREEMENT

Lessor and Lessee agree as follows:

1.

Remodeling and Décor. Lessor agrees to allow Lessee to remodel, equip, paint and decorate the interior of the Premises and to display proprietary marks and signs on the interior and exterior of the Premises pursuant to the Franchise Agreement and any successor Franchise Agreement.

2.

Assignment. Lessee has the right to assign all of its right, title and interest in the Lease to Melt or Melt’s affiliates or successors at any time during the term of the Lease, including any extensions or renewals, without first obtaining Lessor’s consent. No assignment will be effective, however, until Melt or its designated affiliate or successor gives Lessor written notice of its acceptance of the assignment. If Melt elects to assume the lease under this paragraph or unilaterally assumes the lease as provided for in paragraphs 3(c) or 4(a), Lessor and Lessee agree that (i) Lessee will remain liable for the responsibilities and obligations, including amounts owed to Lessor, prior to the date of assignment and assumption, and (ii) Melt will have the right to sublease the Premises to another franchisee, provided the franchisee agrees to operate the Business as a Melt Business pursuant to a Franchise Agreement with Melt. Melt will be responsible for the lease obligations incurred after the effective date of the assignment.

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3.	Default and Notice.

(a)

In the event there is a default or violation by Lessee under the terms of the Lease, Lessor agrees to give Lessee and Melt written notice of such default or violation within a reasonable time after Lessor knows of its occurrence. Lessor agrees to provide Melt the written notice of default as written and on the same day Lessor gives it to Lessee. Although Melt is under no obligation to cure the default, Melt will notify Lessor if it intends to cure the default and unilaterally assume Lessee’s interest in the lease as provided in paragraph 3(c). Melt will have an additional 15 days from the expiration of Lessee’s cure period in which to cure the default or violation.

(b)	All notices to Melt must be sent by registered or certified mail, postage prepaid, to the following address:

Melt Franchising LLC

45320 Corte Palmito

Temecula, CA 92592

Attention: Clive Barwin

Melt may change its address for receiving notices by giving Lessor written notice of the new address. Lessor agrees to notify both Lessee and Melt of any change in Lessor’s mailing address to which notices should be sent.

(c)

Upon Lessee’s default and failure to cure a default under either the Lease or the Franchise Agreement, Melt has the right (but not the obligation) to unilaterally assume Lessee’s interest in the Lease in accordance with paragraph 2.

4.	Termination or Expiration.

(a)	Upon the expiration or termination of the Franchise Agreement, Melt has the right (but not the obligation) to unilaterally assume Lessee’s interest in the Lease in accordance with paragraph 2.

(b)

Upon the expiration or termination of the Lease, if Melt does not assume Lessee’s interest in the Lease, Lessor agrees to cooperate and allow Melt to enter the Premises, without cost and without being guilty of trespass and without incurring any liability to Lessor, to remove all signs, awnings, and all other items identifying the Premises as a Melt Business and to make such other modifications as are reasonably necessary to protect Melt’s marks and system, and to distinguish the Premises from Melt facilities. In the event Melt exercises its option to purchase assets of Lessee, Lessor agrees to permit Melt to remove all such assets being purchased by Melt.

5.	Consideration; No Liability.

(a)	Lessor acknowledges that the provisions of this Addendum are required pursuant to the Franchise Agreement and that Lessee may not lease the Premises without this Addendum.

(b)

Lessor acknowledges that Lessee is not an agent or employee of Melt and Lessee has no authority or power to act for, or to create any liability on behalf of, or to in any way bind Melt or any affiliate of Melt and that Lessor has entered into this Addendum with full

2

understanding that it creates no duties, obligations or liabilities of or against Melt or any affiliate of Melt.

(c)	Nothing contained in this Addendum makes Melt or its affiliates a party or guarantor to the Lease, and does not create any liability or obligation of Melt or its affiliates.

6.	Modification. No amendment or variation of the terms of this Addendum is valid unless made in writing and signed by the parties and the parties have obtained Melt’s written consent.

7.	Reaffirmation of Lease. Except as amended or modified in this Addendum, all of the terms, conditions and convenants of the Lease remain in full force and effect.

8.	Miscellaneous.

(a)	Melt is a third party beneficiary of this Addendum.

(b)	References to the Lease and to the Franchise Agreement include all amendments, addenda, extensions and renewals to the documents.

(c)	References to Lessor, Lessee and Melt include the successors and assigns of each of the parties.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date written above.

LESSEE:	LESSOR:

By:                                                                           By:

Title:                                                                       Title:

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EXHIBIT D

State Addenda

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ADDENDUM TO MELT™ OFFERING CIRCULAR

FOR THE STATE OF CALIFORNIA

The following information applies to franchises and franchisees subject to the California Franchise Investment Act. Item numbers correspond to those in the main body:

1. THE CALIFORNIA FRANCHISE INVESTMENT LAW REQUIRES THAT A COPY OF ALL PROPOSED AGREEMENTS RELATING TO THE SALE OF THE FRANCHISE BE DELIVERED TOGETHER WITH THE OFFERING CIRCULAR.

OUR WEBSITE HAS NOT BEEN REVIEWED OR APPROVED BY THE CALIFORNIA DEPARTMENT OF CORPORATIONS. ANY COMPLAINTS CONCERNING THE CONTENT OF THIS WEBSITE MAY BE DIRECTED TO THE CALIFORNIA DEPARTMENT OF CORPORATIONS AT www.corp.ca.gov.

2. Item 3.

Item 3 is amended to provide that neither us nor any other person identified in Item 2 is subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities Exchange Act of 1934, 15 U.S.C.A. 78a et seq., suspending or expelling such persons from membership in such association or exchange.

3.	Item 5.

We will defer payment of the Initial Franchise Fee as described in Item 5 until we have completed our initial pre-opening obligations under the Franchise Agreement and you are open for business.

4.	Item 7.

We will defer payment of the Initial Franchise as described in Item 5 and as itemized in the Item 7 table (the fee will be deferred until we have completed our initial pre-opening obligations under the Franchise Agreement and you are open for business, instead of upon execution of the Franchise Agreement.)

5. Item 17.

California’s Business & Professions Code Sections 20000 through 20043 provide rights to you concerning termination or nonrenewal of a franchise. If the Franchise Agreement contains a provision that is inconsistent with the law, the law will control.

6. Item 17.

Termination of the Franchise Agreement by us because of your insolvency or bankruptcy may not be enforceable under applicable federal law (11 U.S.C.A. 101 et seq.).

7. Item 17.

The Franchise Agreement requires you to sign a general release if you transfer your franchise. California Corporations Code 31512 voids a waiver of your rights under the Franchise Investment Law (California Corporations Code 31000 through 3151). Business and Professions Code 20010 voids a

2

waiver of your rights under the Franchise Relations Act (Business and Professions Code 20000 through 20043).

8. Item 17.

The Franchise Agreement requires binding arbitration. The arbitration will occur in the city where our headquarters are located with the costs being borne by the non-prevailing party. You are encouraged to consult private legal counsel to determine the applicability of California and federal laws (such as Business and Professions Code Section 20040.5, Code of Civil Procedure Section 1281, and the Federal Arbitration Act) to any provisions of a franchise agreement restricting venue to a forum outside the State of California.

9. Item 17.

The Franchise Agreement contains a covenant not to compete which extends beyond the termination of the franchise. This provision may not be enforceable under California law under certain circumstances.

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ADDENDUM TO

FRANCHISE AGREEMENT FOR THE

STATE OF CALIFORNIA

This Addendum pertains to franchises sold in the State of California and is for the purpose of complying with California statutes and regulations. Notwithstanding anything that may be contained in the body of the Franchise Agreement to the contrary, the Franchise Agreement is amended as follows:

1.        We will defer payment of the Initial Franchise Fee identified in Items 5 and 7 of the Offering Circular and Section 9.A of the Franchise Agreement and any other fees described in Item 5 until we have completed our initial pre-opening obligations under the Franchise Agreement and you have opened for business.

2.        Sections 12.C and 14.C.1(g) of the Franchise Agreement contains a covenant not to compete which extends beyond the term of the franchise. This provision may not be enforceable under California law under certain circumstances.

3.        Section 13 of the Franchise Agreement requires binding arbitration. The Franchise Agreement requires binding arbitration. The arbitration will occur in the city where our headquarters are located with the costs being borne by the non-prevailing party. You are encouraged to consult private legal counsel to determine the applicability of California and federal laws (such as Business and Professions Code Section 20040.5, Code of Civil Procedure Section 1281, and the Federal Arbitration Act) to any provisions of a franchise agreement restricting venue to a forum outside the State of California.

4.        Section 14.C.1(g) of the Franchise Agreement requires the execution of a general release if the franchise is transferred. California Corporations Code 31512 voids a waiver of your rights under the Franchise Investment Law (California Corporations Code 31000 through 3151). Business and Professions Code 20010 voids a waiver of your rights under the Franchise Relations Act (Business and Professions Code 20000 through 20043).

5.        California’s Business & Professions Code Sections 20000 through 20043 provide rights to you concerning termination or nonrenewal of a franchise. If the Franchise Agreement contains a provision that is inconsistent with the law, the law will control. Termination of the Franchise Agreement by us because of your insolvency or bankruptcy may not be enforceable under applicable federal law (11 U.S.C.A. 101 et seq.).

6.        In all other respects, the Franchise Agreement will be construed and enforced according to its terms.

Each of the undersigned hereby acknowledges having read and understood this Addendum and consents to be bound by all of its terms.

Your Initials	Our Initials

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EXHIBIT E

Receipt

1

RECEIPT

THIS OFFERING CIRCULAR SUMMARIZES CERTAIN PROVISIONS OF THE FRANCHISE AGREEMENT AND OTHER INFORMATION IN PLAIN LANGUAGE. READ THIS OFFERING CIRCULAR AND ALL AGREEMENTS CAREFULLY.

IF WE OFFER YOU A FRANCHISE, WE MUST PROVIDE THIS OFFERING CIRCULAR TO YOU BY THE EARLIEST OF:

(1)	THE FIRST PERSONAL MEETING TO DISCUSS OUR FRANCHISE; OR
(2)	TEN BUSINESS DAYS BEFORE THE SIGNING OF A BINDING AGREEMENT; OR
(3)	TEN BUSINESS DAYS BEFORE A PAYMENT TO US.

YOU MUST ALSO RECEIVE A FRANCHISE AGREEMENT CONTAINING ALL MATERIAL TERMS AT LEAST FIVE BUSINESS DAYS BEFORE YOU SIGN ANY FRANCHISE AGREEMENT.

IF WE DO NOT DELIVER THIS OFFERING CIRCULAR ON TIME OR IF IT CONTAINS A FALSE OR MISLEADING STATEMENT, OR A MATERIAL OMISSION, A VIOLATION OF FEDERAL AND STATE LAW MAY HAVE OCCURRED AND SHOULD BE REPORTED TO THE FEDERAL TRADE COMMISSION, WASHINGTON, D.C. 20580 AND THE STATE AGENCY REFERRED TO IN EXHIBIT A.

I have received the 2005 Uniform Franchise Offering Circular. This Offering Circular includes the following Exhibits: A) List of State Agencies; B) Financial Statements; C) Franchise Agreement; D) State Addenda and E) Receipt.

Date:                                                                                                                                Signed:

Print Name:

Address:

City:                                                                                  State

Phone (     )                                                                                                               Zip

Date:                                                                                                                                Signed:

Print Name:

Address:

City:                                                                                  State

Phone (     )                                                                                                               Zip

Copy for Franchisee

M1:1192272.05

UFOC –3/05

RECEIPT

THIS OFFERING CIRCULAR SUMMARIZES CERTAIN PROVISIONS OF THE FRANCHISE AGREEMENT AND OTHER INFORMATION IN PLAIN LANGUAGE. READ THIS OFFERING CIRCULAR AND ALL AGREEMENTS CAREFULLY.

IF WE OFFER YOU A FRANCHISE, WE MUST PROVIDE THIS OFFERING CIRCULAR TO YOU BY THE EARLIEST OF:

(1)	THE FIRST PERSONAL MEETING TO DISCUSS OUR FRANCHISE; OR
(2)	TEN BUSINESS DAYS BEFORE THE SIGNING OF A BINDING AGREEMENT; OR
(3)	TEN BUSINESS DAYS BEFORE A PAYMENT TO US.

YOU MUST ALSO RECEIVE A FRANCHISE AGREEMENT CONTAINING ALL MATERIAL TERMS AT LEAST FIVE BUSINESS DAYS BEFORE YOU SIGN ANY FRANCHISE AGREEMENT.

IF WE DO NOT DELIVER THIS OFFERING CIRCULAR ON TIME OR IF IT CONTAINS A FALSE OR MISLEADING STATEMENT, OR A MATERIAL OMISSION, A VIOLATION OF FEDERAL AND STATE LAW MAY HAVE OCCURRED AND SHOULD BE REPORTED TO THE FEDERAL TRADE COMMISSION, WASHINGTON, D.C. 20580 AND THE STATE AGENCY REFERRED TO IN EXHIBIT A.

I have received the 2005 Uniform Franchise Offering Circular. This Offering Circular includes the following Exhibits: A) List of State Agencies; B) Financial Statements; C) Franchise Agreement; D) State Addenda and E) Receipt.

Date:                                                                                                                                Signed:

Print Name:

Address:

City:                                                                                  State

Phone (     )                                                                                                               Zip

Date:                                                                                                                                Signed:

Print Name:

Address:

City:                                                                                  State

Phone (     )                                                                                                               Zip

Copy for Melt Franchising LLC

M1:1192272.05

UFOC –3/05